                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A
                                 AMENDMENT NO. 1

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

          Date of Report (DATE OF EARLIEST EVENT REPORTED) May 10, 1999


                           EXCEL SWITCHING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                  MASSACHUSETTS
                 ----------------------------------------------
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)

      0-23263                                           04-2992806
-------------------------                       --------------------------------
 (COMMISSION FILE NUMBER)                      (IRS EMPLOYER IDENTIFICATION NO.)


                             255 INDEPENDENCE DRIVE
                          HYANNIS, MASSACHUSETTS 02601
              -----------------------------------------------------
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

               Registrant's telephone number, including area code:

                                 (508) 862-3000
                                 --------------

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On May 10, 1999, Racepoint Acquisition Corp. ("Racepoint"), a wholly-owned subsidiary of Excel Switching Corporation ("Excel"), merged (the "Merger") with and into RAScom, Inc. ("RAScom"). The Merger was approved by the Board of Directors of Excel, Racepoint and RAScom, and in addition, by the shareholders of RAScom. As a result of the Merger, RAScom became a wholly-owned subsidiary of Excel.

     RAScom's assets consist primarily of its open remote access server technology including the RAServer product line which concurrently supports access over both the public switched telephony networks and the Internet. Prior to the Merger, RAScom designed and manufactured a remote access solution based on open platforms for enterprise networks, carriers and Internet Service Providers ("ISPs"). Excel intends to integrate RAScom's remote access server technology with Excel's programmable switching technology for the enhanced services and wireless and infrastructure markets, as well as for small and medium sized ISPs. The acquisition of RAScom is expected to expand Excel's addressable markets by adding data capabilities to Excel's existing programmable switching products for the ISP and Competitive Local Exchange ("CLEC") markets.

     Pursuant to the terms of the Merger, an aggregate of 1,099,940 shares of Excel's common stock (the "Common Stock") were issued in exchange for all of the outstanding capital stock and options to purchase capital stock of RAScom. The shareholders of RAScom received, in the aggregate, 1,021,187 shares of Excel's Common Stock in exchange for their shares of RAScom capital stock. In addition, the option holders of RAScom received, in the aggregate, options to purchase 78,753 shares of Excel's Common Stock in exchange for their options to purchase capital stock of RAScom. The source of the consideration for this acquisition came from the authorized capital stock of Excel, and to the extent that cash was paid for fractional shares, from Excel's cash on hand.

     The terms of this transaction and the consideration received by RAScom shareholders and option holders were the result of arm's length negotiations between management of Excel, management of RAScom and the shareholders of RAScom. The terms of this transaction and the exchange of RAScom securities for the Common Stock are more fully described in the Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated as of April 15, 1999, as amended, among Excel, Racepoint, RAScom, the shareholders of RAScom and Mark B. Galvin as Indemnification Representative (previously attached as Exhibit 2.1 to the original report on Form 8-K, dated May 10, 1999 and filed with the Commission on May 25, 1999 and hereby incorporated by reference). Additional terms are also provided in Amendment No. 1 to the Merger Agreement ("Amendment No. 1 to the Merger Agreement"), dated as of May 7, 1999, among Excel, Racepoint, RAScom, those shareholders of RAScom that are signatories thereto, and Mark B. Galvin as Indemnification Representative (previously attached as
Exhibit 2.2 to the original report on Form 8-K, dated May 10, 1999 and filed with the Commission on May 25, 1999 and hereby incorporated by reference).

     Of the 1,021,187 shares of Common Stock issued in the Merger to the RAScom shareholders, 102,122 shares were placed in escrow pursuant to the terms of an Escrow Agreement (the "Escrow Agreement"), dated as of May 10, 1999, by and among Excel, Racepoint, RAScom, State Street Bank and Trust Company ("State Street"), the shareholders of RAScom, and Mark B. Galvin as Indemnification Representative (previously attached as Exhibit 4.1 to the original report on Form 8-K, dated May 10, 1999 and filed with the Commission on May 25, 1999 and hereby incorporated by reference). Additional terms related to the escrow of Excel Common Stock issued in the Merger is also provided in a Side Letter Agreement (the "Side Letter Agreement"), dated as of May 10, 1999 by and among Excel, Racepoint, RAScom, State Street and Mark B. Galvin as Indemnification Representative (previously attached as Exhibit 4.2 to the original report on Form 8-K, dated May 10, 1999 and filed with the Commission on May 25, 1999 and hereby incorporated by reference).

     Shareholders of RAScom that obtained Common Stock of Excel in the Merger are also entitled to certain registration rights as detailed in the Registration Rights Agreement (the "Registration Rights Agreement"), dated as of May 10, 1999, between the various shareholders of RAScom and Excel (previously attached as Exhibit 4.3 to the original report on Form 8-K, dated May 10, 1999 and filed with the Commission on May 25, 1999 and hereby incorporated by reference).

     The information contained in the press release of Excel, dated May 11, 1999, announcing the consummation of the Merger, and which was attached as
Exhibit 99.1 to the original report on Form 8-K, dated May 10, 1999 and filed with the Commission on May 25, 1999, is also hereby incorporated by reference. The information contained in the press release of Excel, dated April 15, 1999, announcing the acquisition of RAScom by Excel, and reported on a Form 8-K filed with the Commission on April 23, 1999, is also hereby incorporated by reference.

     Excel intends to account for the acquisition of RAScom under the "pooling-of-interests" accounting method. Generally accepted accounting principles preclude Excel from restating its historical Consolidated Financial Statements to reflect the combined operations of Excel and RAScom until Excel has announced results of operations reflecting post-acquisition combined operations. Excel has included in this report on Form 8-K/A Supplemental Consolidated Financial Statements, which reflect the combined operations of Excel and RAScom as if the two entities had operated as one entity since inception (see Note 1 of Notes to Supplemental Consolidated Financial Statements). Excel has also included in this report on Form 8-K/A the Consolidated Financial Statements of RAScom, Inc. as of December 31, 1998 and March 31, 1999. Both the Supplemental Consolidated Financial Statements of Excel and the Consolidated Financial Statements of RAScom are provided pursuant to
Item 7 of this report on Form 8-K/A. Excel's historical consolidated financial statements which reflect the operations of Excel without RAScom can be found in Excel's Annual Report for the year ended December 31, 1998 on Form 10-K filed with the Commission on March 31, 1999.

     THE PRECEDING DISCUSSION IS ONLY A SUMMARY AND IS QUALIFIED IN ITS ENTIRITY BY REFERENCE TO THE MERGER AGREEMENT, AMENDMENT NO. 1 TO THE MERGER AGREEMENT, THE ESCROW AGREEMENT, THE SIDE LETTER AGREEMENT AND THE REGISTRATION RIGHTS AGREEMENT, ALL OF WHICH ARE INCORPORATED AS EXHIBITS TO THIS REPORT ON
FORM 8-K/A.

     Excel is providing information regarding the combined historical operations because Excel deems this information to be of importance to holders of Common Stock. Unless otherwise indicated, the information below gives retroactive effect to Excel's acquisition of RAScom on May 10, 1999.

     The following is a table of contents for the information included in this
Item 2:


                                                                         PAGE
Factors That May Affect Future Operating Results                          3

Selected Supplemental Consolidated Financial Data                         4

Management's Discussion and Analysis of Supplemental Consolidated
Financial Condition and Results of Operations                             6

Business                                                                 16

Risk Factors                                                             24

Financial Statements, Pro Forma Financial Information and Exhibits       33



FACTORS THAT MAY AFFECT FUTURE OPERATING RESULTS

     Statements contained in this Report on Form 8-K/A that are not historical fact may constitute forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ significantly from expectations. In particular, statements contained in "Management's Discussion and Analysis of Supplemental Consolidated Financial Condition and Results of Operations" which are not historical facts include but are not limited to, statements regarding: the anticipated adequacy of cash resources to meet the Company's working capital requirements; anticipated requirements for the accrual for sales returns and allowances; anticipated payment terms relating to account receivables; the anticipated proportion of revenues to be derived from a limited number of customers; anticipated expenditures and completion dates with respect to research and development and the expansion of marketing and selling efforts; statements regarding the Company's recourse obligation under its lease program; unanticipated costs and difficulties associated with integrating the operations, products and personnel of acquired businesses, including RAScom; anticipated extension of the bank line of credit agreement; statements regarding the size of the expected one-time charge for acquisition-related expenses and statements regarding the Company's readiness for Y2K are forward looking statements. Factors that could cause or contribute to such differences include, among others, those relating to fluctuations in results of operations, dependence on and concentration of relationships with application developers, OEMs and systems integrators, risks relating to acquisitions and the integration of RAScom and other risks identified in the Company's SEC filings including those contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31,
1998 and these contained in the Company's quarterly report on Form 10-Q for the three months ended March 31, 1999.

SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

     The following tables contain certain selected supplemental consolidated financial data of the Company and are qualified in its entirety by the more detailed Supplemental Consolidated Financial Statements included herein. This data should be read in conjunction with "Management's Discussion and Analysis of Supplemental Consolidated Financial Conditions and Results of Operations" and the Supplemental Consolidated Financial Statements appearing elsewhere herein.


                                                                                FISCAL YEAR
                                                         --------------------------------------------------------------
                                                           1994         1995         1996         1997         1998
                                                         -------      --------      -------      -------       --------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF
    INCOME DATA (1):
Revenues                                                 $20,723       $36,161      $62,265      $91,623       $129,339
Cost of revenues                                           7,074        12,100       24,552       29,043         41,754
                                                         -------       -------      -------      -------       --------
         Gross profit                                     13,649        24,061       37,713       62,580         87,585
                                                         -------       -------      -------      -------       --------
Operating expenses
    Engineering, research and development                  3,301         8,117       12,346       16,061         26,363
    Selling and marketing                                    362         2,923        7,939       14,797         20,872
    General and administrative                             2,903         4,238        6,967        9,139         12,755
    Acquired in-process research and development              --            --           --           --          7,459
                                                         -------       -------      -------      -------       --------
         Total operating expenses                          6,566        15,278       27,252       39,997         67,449
                                                         -------       -------      -------      -------       --------
         Income from operations                            7,083         8,783       10,461       22,583         20,136
Other  income (expense)                                       (4)           38         (294)       1,576          6,252
                                                         -------       -------      -------      -------       --------
         Income before provision for income taxes          7,079         8,821       10,167       24,159         26,388
Provision for income taxes                                 2,889         3,410        4,077        9,425         11,214
                                                         -------       -------      -------      -------       --------
Net income                                               $ 4,190       $ 5,411      $ 6,090      $14,734       $ 15,174
                                                         -------       -------      -------      -------       --------
                                                         -------       -------      -------      -------       --------
Preferred stock dividends                                     --            --          263          903          1,518
                                                         -------       -------      -------      -------       --------
Net income available to common stockholders              $ 4,190       $ 5,411      $ 5,827      $13,831       $ 13,656
                                                         -------       -------      -------      -------       --------
                                                         -------       -------      -------      -------       --------
Basic earnings per share                                 $   .15       $   .19      $   .21      $   .48       $    .41
                                                         -------       -------      -------      -------       --------
                                                         -------      --------      -------      -------       --------
Diluted earnings per share                               $   .13       $   .17      $   .18      $   .42       $    .38
                                                         -------      --------      -------      -------       --------
                                                         -------      --------      -------      -------       --------

Basic weighted average shares outstanding                 27,946        27,962       28,253       28,939         33,406
Diluted weighted average shares outstanding               31,341        31,822       33,025       35,101         40,313




                                                                            THREE MONTHS ENDED
                                                                            ------------------
                                                                         MAR. 28,         MAR. 31,
                                                                           1998             1999
                                                                           ----             ----
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME DATA (1):             (IN THOUSANDS,  EXCEPT PER SHARE DATA)

Revenues                                                                  $27,105          $37,340
Cost of revenues                                                            9,122           12,217
                                                                          -------          -------
         Gross profit                                                      17,983           25,123
                                                                          -------          -------
Operating expenses
    Engineering, research and Development                                   5,540            8,522
    Selling and marketing                                                   5,041            5,696
    General and administrative                                              2,908            3,508
                                                                          -------          -------
         Total operating expenses                                          13,489           17,726
                                                                          -------          -------
         Income from operations                                             4,494            7,397
Other  income (expense)                                                     1,717            1,208
                                                                          -------          -------
         Income before provision for income taxes                           6,211            8,605
Provision for income taxes                                                  2,341            3,135
                                                                          -------          -------
Net income                                                                $ 3,870          $ 5,470
                                                                          -------          -------
                                                                          -------          -------

Preferred stock dividends                                                     379              404
Net income available to common stockholders                               $ 3,491          $ 5,066
                                                                          -------          -------
                                                                          -------          -------

Basic earnings per share                                                  $   .11          $   .15
                                                                          -------          -------
                                                                          -------          -------
Diluted earnings per share                                                $   .10          $   .13
                                                                          -------          -------
                                                                          -------          -------

Basic weighted average shares outstanding                                  32,832           34,476
Diluted weighted average shares outstanding                                38,983           41,118






                                                 DEC. 31,    DEC. 31,    DEC. 28,     DEC. 27,    DEC. 31,    MAR. 31,
                                                  1994        1995        1996        1997        1998         1999
                                                ---------   ---------   ---------    ---------   ---------    --------
                                                                            (IN THOUSANDS)
SUPPLEMENTAL CONSOLIDATED BALANCE
       SHEET DATA:
Working capital                                  $5,906       $10,238     $19,664     $124,175    $133,976    $136,833
Total assets                                      9,973        22,683      41,963      163,821     207,403     230,722
Long-term obligations, less current
       maturities                                    --         3,537       4,253          307       4,858       3,958
Total stockholders' equity                        6,471        12,125      18,016      119,060     146,666     156,214



-----------
     (1) On May 10, 1999, the Company acquired all of the outstanding capital stock and options of RAScom, Inc. in exchange for 1,099,940 shares of Common Stock. The selected supplemental consolidated financial data gives effect to the acquisition and reflects the combined operations of Excel and RAScom as if the two entities had operated as one entity since inception. The Company intends to account for the acquisition under the "pooling-of-interests" accounting method. See Note 1 of Notes to Supplemental Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF SUPPLEMENTAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "BUSINESS," "SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA," THE COMPANY'S SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO AND THE INFORMATION DESCRIBED UNDER THE CAPTION "RISK FACTORS". EXCEL IS PROVIDING THIS INFORMATION TO REFLECT CHANGES IN THE COMPANY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS DUE TO THE ACQUISITION OF RASCOM. THE INFORMATION CONTAINED IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF SUPPLEMENTAL CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS ASSUMES THAT THE COMPANY AND RASCOM HAVE OPERATED AS ONE ENTITY SINCE INCEPTION.

OVERVIEW

     Excel Switching Corporation is a leading provider of open switching platforms for telecommunications networks worldwide. The Company develops, manufactures, markets and supports a family of open, programmable, carrier-class switches that address the complex enhanced services and wireless and wireline infrastructure needs of network providers. Excel's products offer network providers the flexibility to address multiple market applications and the scalability to deploy a variety of system capacities. The Company's programmable switching platforms enable network providers to deliver improved networking functionality at a lower cost than purchasing, upgrading or reprogramming traditional, closed, central office switches.

     Since its beginning in 1988, Excel has continued to penetrate new markets and broaden its customer base, establishing customer relationships with application developers, OEMs, systems integrators and network service providers. With an emphasis on product development, the Company has continued to improve the capacity, functionality and features of its switching products. The Company has experienced significant revenue growth resulting from increased acceptance of open programmable switching as a means of addressing the enhanced services and wireless and wireline infrastructure needs of network providers. Excel has been profitable since inception and has financed its operations principally through cash generated from operations as well as proceeds from its initial public offering in November 1997.

     On May 10, 1999, the Company acquired RAScom, Inc., a company founded in 1996 that developed, manufactured, marketed and supported a comprehensive line of open system remote access servers. The Company exchanged 1,099,940 shares of its Common Stock for all the outstanding capital stock and options to purchase capital stock of RAScom. The Company placed 102,122 of these shares into escrow as security for indemnification obligations of the shareholders of RAScom relating to certain representations, warranties and tax matters. Excel intends to integrate RAScom's remote access server technology with Excel's programmable switching technology for the enhanced services, wireline and wireless infrastructure markets as well as for small and medium sized Internet Service Providers ("ISPs"). This acquisition is expected to expand Excel's addressable markets by adding data capabilities to Excel's existing programmable switching products for the ISP and Competitive Local Exchange ("CLEC") markets. This acquisition will be accounted for as a pooling-of-interests. The Company has incurred approximately $2.0 million of acquisition related costs, which will be included in the consolidated statement of income for the three months ended June 30, 1999.

     On September 30, 1998, the Company acquired all the outstanding capital stock of XNT Systems, Inc. and Quantum Telecom Solutions, Inc, both former Excel customers. These transactions have been accounted for as purchases and, accordingly, Excel's results of operations include the results for these two entities only for periods subsequent to the date of acquisition. Prior to the acquisition, XNT supplied network service providers with intelligent switch control and comprehensive call-processing and control software applications that managed the underlying Excel switch platform. This acquisition enhanced Excel's ability to offer network service providers a turnkey infrastructure switching solution. Prior to the acquisition, Quantum provided its customers with software to configure and manage Excel switching platforms for use in networks. Both of these acquisitions provided Excel with switch-related technology and applications that increased both the functionality and the ease of programmability of the Excel switching platforms. Effective December 31, 1998, XNT and Quantum were merged into the Company and are no longer incorporated entities.

     During 1998, Excel sold its products to more than 238 customers engaged in a variety of areas of the global telecommunications industry. The Company's products are sold through its direct sales force to application developers,

OEMs and systems integrators, which incorporate the Company's products into their service and product offerings. In addition, the Company's products are sold directly to end-users, particularly network service providers. The Company sells each of its switching platforms with a varying combination of network interface line cards and service resource cards that are specified by customer and application requirements. The Company also sells additional network interface line cards and service resource cards that allow customers to expand capacity and functionality and provide for redundancy of their installed systems.

     Revenue is generally recognized when all significant contractual obligations have been satisfied and collection of the resulting receivable is reasonably assured. Revenue from product sales is recognized at the time of delivery and acceptance, and after consideration of all the terms and conditions of the customer contract. Revenue from sales-type leases is recognized at the date of shipment, net of reserves for uncollectable amounts. Revenue from operating leases or leases for which the collection of the lease payments is not predictable is recognized ratably over the lease term, and the related equipment is depreciated using the straight-line method over its estimated useful life. Revenue from providing services and post-sale support is recognized at the time of performance. Revenues from sales of software development tools and services such as technical support, training and product maintenance have not been significant to date. The Company has not capitalized any software and development costs and all research and development costs have been expensed as incurred.

     The Company provides reserves for anticipated product returns and warranty costs at the time of revenue recognition. In addition, the Company provides reserves for the realizability of accounts receivable and inventory. While the Company believes its estimates for post-sale support, warranty costs, sales returns and the realizability of accounts receivable and inventory are adequate, actual results could differ from those estimates.

     The Company determines its requirements for its accrual for sales returns and allowances based upon a number of factors including the Company's historical sales credit activity, anticipated concessions on current sales, estimated product failures and sales trends. The accrual for sales returns and allowances was approximately $1.2 million, $4.8 million and $4.8 million at the end of fiscal years 1996, 1997 and 1998, respectively and $4.6 million as of March 31, 1999. The increase in the accrual for sales returns and allowances from 1996 to 1997 can be attributed to the volume increase in sales, the timing and significance of new product introductions and the increased complexity of the uses of the Company's equipment. During the first quarter of 1997, the amount of credits issued increased significantly, primarily as a result of the introduction of the EXS switching system and related technology. As a result of this increase in credit activity and in light of increasing sales volumes, management estimated that future claim volumes would be similar. During 1997, the provision for sales returns and allowances as a percentage of revenue averaged approximately 5.7%. In subsequent periods, as actual credits materialized at a lower than expected volume, the sales credit provision as a percentage of revenue declined. During 1998 and the first quarter of 1999, this provision averaged 2.8% and 2.1%, respectively, of revenues. Management does not anticipate a significant change in its requirements for its accrual for sales returns and allowances in the near term. However, new product introductions, sales trends and other activity will continue to influence management's estimates for such requirements.

     The Company's profitability is influenced by a number of factors, including pricing, cost of materials, product and technological advancements from research and development efforts and the expansion of its operations. The Company anticipates the addition of personnel and related infrastructure as it seeks to increase revenues, and to meet other strategic goals such as developing new products and technologies, broadening strategic partnerships with, and incorporating new applications for, its customers, entering new markets and expanding internationally. The Company anticipates that engineering, research and development expenses will increase in absolute dollars, and may increase as a percentage of revenues, as the Company pursues engineering efforts to provide enhanced functionality to its products, increase port capacity and develop additional software features. The Company also anticipates that selling and marketing expenses will increase in a similar fashion as the Company enters new markets and expands internationally.

     During 1998, the Company elected to change its fiscal year-end from the last Saturday in December to December 31 to better synchronize its fiscal periods with the majority of its customers and suppliers.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of revenues represented by certain items reflected in the Company's Supplemental Consolidated Statements of Income:


                                                                                                     THREE MONTHS ENDED
                                                                                                -------------------------
                                                                     FISCAL YEAR                 MAR. 28,       MAR. 31,
                                                         -----------------------------------    ---------      ---------
                                                           1996          1997         1998         1998          1999
                                                         --------      --------     --------    ---------      ---------
Revenues..........................................        100.0%        100.0%       100.0%       100.0%        100.0%
Cost of revenues..................................         39.4          31.7         32.3         33.7          32.7
                                                         ------         -----        -----        -----         -----
     Gross profit.................................         60.6          68.3         67.7         66.3          67.3
                                                         ------         -----        -----        -----         -----
Operating Expenses:...............................
     Engineering, research and development........         19.8          17.5         20.4         20.4          22.9
     Selling and marketing........................         12.8          16.1         16.1         18.6          15.2
     General and administrative...................         11.2          10.0          9.8         10.7           9.4
    Acquired in-process research and development             --            --          5.8           --            --
                                                         ------         -----        -----        -----         -----
Total operating expenses..........................         43.8          43.6         52.1         49.7          47.5
                                                         ------         -----        -----        -----         -----
Income from operations............................         16.8          24.7         15.6         16.6          19.8
Other income (expense)............................          (.5)          1.7          4.8          6.3           3.2
                                                         ------         -----        -----        -----         -----
Income before provision for income taxes..........         16.3          26.4         20.4         22.9          23.0
Provision for income taxes........................          6.5          10.3          8.7          8.6           8.4
                                                         ------         -----        -----        -----         -----
Net income........................................          9.8%         16.1%        11.7%        14.3%         14.6%
                                                         ------         -----        -----        -----         -----
                                                         ------         -----        -----        -----         -----



THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 28, 1998

     REVENUES. The Company's revenues consist of sales of its open, programmable switching platforms and related network interface line cards and service resource cards. Revenues increased 37.8% from $27.1 million in the three months ended March 31, 1998 to $37.3 million for the same period of 1999. The Company believes that the increase resulted from a number of factors. The Company's efforts to enhance the scalability, performance, capacity and functionality of its products has contributed to an increased interest in Excel's programmable switching platforms as a means of addressing the evolving needs of the telecommunications industry. This includes enhancements in the areas of switch management, PPL and SS7 as well as in infrastructure solution offerings. Over the past several years, the Company's customer base has also broadened, resulting in increased sales from a larger number of sources. The introduction of new or enhanced offerings by this growing customer base as well as the expansion of their markets resulted in an increased demand for Excel's products. Excel also increased its efforts to assist customers with designing, planning and testing of new customer applications. The Company expanded or established relationships with a growing number of network service providers, resulting in an increased amount of direct sales to end-users. Revenues also benefited by the expansion of the selling and marketing organizations, including the establishment of two international sales organizations in 1998, and one in late 1997.

     Revenues from the Company's five largest customers represented approximately 52% and 29% of the Company's revenues for the first quarter of 1998 and 1999, respectively. QUALCOMM Incorporated represented approximately 21% of the Company's revenues for 1998 period. No other customer represented greater than 10% of the Company's revenues for these periods. Although the Company's largest customers have varied from period to period, the Company believes that revenues derived from current and potential large customers will continue to represent a significant proportion of revenues, and that its results of operations in any given period will continue to depend to a significant extent upon sales to a limited number of customers. The volume level of future purchases, if any, by the Company's principal customers cannot be estimated based upon historical purchasing trends. Revenues from the Company's largest customers may significantly fluctuate period to period on both an absolute dollar basis and as a percentage of sales.

     GROSS PROFIT. Cost of revenues consists primarily of the cost of purchased components and subassemblies, contract manufacturing costs, labor and overhead relating to material procurement, final assembly, testing and quality control, and warranty and post-sale support costs. Cost of revenues increased 33.9% from $9.1 million in the first quarter of 1998 to $12.2 million for the same period of 1999. Gross margin increased from 66.3% in the 1998 period to 67.3% in the 1999 period. The increase in gross margin in absolute dollars was primarily attributable to the increase in sales. During the first quarter of 1998, margins were also negatively impacted by inventory obsolescence and warranty and support charges relating to RAScom's remote access server products.

     ENGINEERING, RESEARCH AND DEVELOPMENT. Engineering, research and development costs consist primarily of compensation and benefit related costs of engineering and development personnel; materials and supplies consumed in prototype development; and related facility and equipment costs. All research and development costs, including software development costs, have been expensed as incurred. Engineering, research and development costs increased 53.8% from $5.5 million in the first quarter of 1998 to $8.5 million for the same period of 1999. As a percentage of revenues, these costs were 20.4% and 22.9%, respectively, in such periods. The increase in engineering, research and development costs in absolute dollars was primarily attributable to an increase in engineering and research personnel and, to a lesser extent, by increases in the consumption of prototype supplies and materials. Engineering and research personnel increased from 126 employees at the end of the first quarter of 1998 to 180 employees at the end of the same period of 1999.

     SELLING AND MARKETING. Selling and marketing costs consist primarily of compensation and benefit related costs for sales, marketing and customer support personnel; travel, advertising, trade show and other promotional activities; and related facility and office costs. Selling and marketing costs increased 13.0% from $5.0 million in the first quarter of 1998 to $5.7 million for the same period of 1999. As a percentage of revenues, these costs were 18.6% and 15.2%, respectively in such periods. The increase in selling and marketing costs in absolute dollars was primarily attributable to increases in sales, marketing and customer support personnel and facility related costs. Sales, marketing and customer support personnel increased from 83 employees at the end of the first quarter of 1998 to 94 employees at the end of the first quarter of 1999.

     GENERAL AND ADMINISTRATIVE. General and administrative costs include compensation and benefit related costs of management, finance, management information systems and administrative personnel; legal, accounting and other professional services; costs to maintain manufacturing and management information systems; and other general corporate expenses. General and administrative costs increased 20.6% from $2.9 million in the first quarter of 1998 to $3.5 million for the same period in 1999. As a percentage of revenues, these costs were 10.7% and 9.4%, respectively, in such periods. The increase in general and administrative costs in absolute dollars was primarily attributable to increases in bad debt expense and amortization of intangible assets as well as professional fees associated with recruiting, acquisition activities and litigation. In addition, increases in administrative, finance and information technology personnel contributed to the overall increase in general and administrative costs. General and administrative personnel increased from 55 employees at the end of the first quarter of 1998 to 67 employees at the end of the first quarter of 1999.

     OTHER INCOME (EXPENSE). Other income (expense), which primarily includes interest income and interest expense, decreased 29.6% from $1.7 million in the first quarter of 1998 to $1.2 million in the first quarter of 1999. This decrease was attributable to the additional interest expense associated with $8.2 million of acquisition related debt obligations issued in 1998. In addition, interest income decreased from the prior period as a result of decreases in the prevailing market interest rates available for the Company's invested cash and securities.

       PROVISION FOR INCOME TAXES. The Company's effective rate for Federal and state income taxes was 37.7% and 36.4% for the first quarters of 1998 and 1999, respectively. The decrease in the overall effective rate is primarily attributable to a decrease in the effective state income tax rate and the utilization of certain tax credits.

FISCAL YEAR ENDED DECEMBER 31, 1998 COMPARED TO FISCAL YEAR ENDED
DECEMBER 27, 1997

     REVENUES. Revenues increased 41.2% from $91.6 million in 1997 to $129.3 million for 1998. The Company believes that the increase resulted from a number of factors. The Company's efforts to enhance the scalability, performance, capacity and functionality of its products has contributed to an increased interest in Excel's programmable switching platforms as a means of addressing the evolving needs of the telecommunications industry. This includes enhancements in the areas of switch management, PPL and SS7 as well as in infrastructure solution offerings. Over the past several years, the Company's customer base has also broadened, resulting in increased sales from a larger number of sources. The introduction of new or enhanced offerings by this growing customer base as well as the expansion of their markets resulted in an increased demand for Excel's products. Excel also increased its efforts to assist customers in designing, planning and testing of new customer applications. The Company expanded or established relationships with a growing number of network service providers, resulting in an increased amount of direct sales to end-users. Revenues also benefited by the expansion of the selling and marketing organizations, including the establishment of two international sales organizations.

     Revenues from the Company's five largest customers represented approximately 49% and 43% of the Company's revenues for 1997 and 1998, respectively. QUALCOMM Incorporated represented approximately 19% of the Company's revenues 1998, respectively. Additionally, 25% of the Company's revenues in 1997 were derived from Comverse Network Systems. No other customer represented greater than 10% of the Company's revenues for these periods. Although the Company's largest customers have varied from period to period, the Company believes that revenues derived from current and potential large customers will continue to represent a significant proportion of revenues, and that its results of operations in any given period will continue to depend to a significant extent upon sales to a limited number of customers. The volume level of future purchases, if any, by the Company's principal customers cannot be estimated based upon historical purchasing trends. Revenues from the Company's largest customers may significantly fluctuate period to period on both an absolute dollar basis and as a percentage of sales.

     GROSS PROFIT. Cost of revenues increased 43.8% from $29.0 million in 1997 to $41.8 million for 1998. Gross margin percentage decreased from 68.3% in 1997 to 67.7% in 1998. The decrease in gross margin percentage was primarily attributable to inventory obsolescence and warranty and support charges relating to RAScom's remote access servers. This decrease was offset by the impact of lower component prices, changes in the product mix, particularly in the number of line and resource cards shipped, and increased manufacturing efficiencies as the Company increased its production volume in 1998.

     ENGINEERING, RESEARCH AND DEVELOPMENT. Engineering, research and development costs increased 64.1% from $16.1 million in 1997 to $26.4 million for 1998. As a percentage of revenues, these costs were 17.5% and 20.4%, respectively, in such periods. The increase in engineering, research and development costs in absolute dollars was primarily attributable to an increase in engineering and research personnel and, to a lesser extent, by increases in the consumption of prototype supplies and materials. Engineering and research personnel increased from 120 employees at the end of 1997 to 181 employees at the end of 1998.

     SELLING AND MARKETING. Selling and marketing costs increased 41.1% from $14.8 million in 1997 to $20.9 million for 1998. As a percentage of revenues, these costs were 16.1% in both periods. The increase in selling and marketing costs in absolute dollars was primarily attributable to an increase in sales, marketing and customer support personnel. In addition, increases during 1998 in trade show and promotional activities as well as facility-related costs contributed to the overall increase in selling and marketing activities. Sales, marketing and customer support personnel increased from 91 employees at the end of 1997 to 98 employees at the end of 1998.

     GENERAL AND ADMINISTRATIVE. General and administrative costs increased 39.6% from $9.1 million in 1997 to $12.8 million for 1998. As a percentage of revenues, these costs were 10.0% and 9.8%, respectively, in such periods. The increase in general and administrative costs in absolute dollars was primarily attributable to an increase in professional fees associated with recruiting activities and legal and accounting activities, including those related to acquisition investigations, international expansion and litigation. In addition, increases in administrative, finance and information technology personnel contributed to the overall general and administrative costs. General and administrative personnel increased from 54 employees at the end of 1997 to 64 employees at the end of 1998.

     ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT. In connection with the purchase of XNT in the fourth quarter of 1998, the Company allocated approximately $3.5 million of the $8.8 million purchase price to in-process research and development projects. In connection with the purchase of Quantum, also in the fourth quarter of 1998, the Company allocated approximately $4.0 million of the $8.9 million purchase price to in-process research and development projects. These allocations represent the estimated fair value related to the incomplete research and development projects. The estimated fair values were determined by an independent third party appraisal based upon risk-adjusted cash flow methodologies. These costs were expensed as non-recurring charges to operations as of the acquisition dates as the projects had not yet reached technological feasibility and had no alternative future use.

     XNT's primary projects in progress at the time of acquisition involved designing a technology and application platform for a next-generation ADS, XNT's core switch-control and call-processing control system. Overall, these projects were approximately 70% complete at the time of acquisition. The estimated revenues for the in-process technologies assumed compound annual growth rates of 60% in the five years following introduction, assuming the successful completion and market acceptance of the major research and development projects. These estimated revenues are expected to peak within five years of acquisition and then decline sharply as other new products and technologies enter the market. The cost of remaining efforts to complete the projects is estimated at approximately $583,000. It is expected that the remaining development work will be completed by the end of the third quarter of 1999.

     Quantum's critical in-process projects related to the SwitchKit toolkit which is a core switch control and application development toolkit. Overall, these projects were approximately 55% complete at the time of acquisition. The estimated revenues for the in-process technologies assumed compound annual growth rates of 32% in the three years following introduction, assuming the successful completion and market acceptance of the major research and development projects. These estimated revenues are expected to peak within three years of acquisition and then decline sharply as other new products and technologies enter the market. The cost of remaining efforts to complete the projects is estimated at approximately $1.2 million. It is expected that the remaining development work will be completed by the end of the third quarter of 1999.

     The nature of the efforts required to develop the acquired in-process technology into commercially viable products principally relate to the completion of all planning, designing and testing activities necessary to establish that the product can be produced to meet its design requirements including functionality, features and technical performance requirements. Although the Company currently expects that the acquired in-process technology will be successfully developed, it is possible that commercial or technical viability of these products will not be achieved. Furthermore, future developments in the telecommunications industry, changes in programmable switching technology, changes in other product offerings, changes in technology requirements of telecom service providers or other developments may cause the Company to alter or abandon these plans.

     The value assigned to acquired in-process technology was determined by estimating the completion percentage of research and development efforts at the acquisition date, forecasting risk-adjusted revenues considering the completion percentage, estimating the resulting net cash flows from the projects and discounting the net cash flows to their present values. The completion percentages were estimated based on cost incurred to date, the importance of the completed development tasks and the elapsed portion of the total project time. The revenue projection used to value the in-process research and development is based upon management's estimate of the software component contributions of the respective software technologies intended to be integrated with the Excel switching products. Net cash flow estimates include selling, marketing and general administrative expenses as well as research and development expenses. Operating expenses were estimated based on historical results and management's estimates regarding possible profit margin improvements. Due to purchasing power increases and general economies of scale, estimated operating expenses as a percentage of revenues were expected to decrease within two years following the acquisition.

     In addition, net cash flow estimates were adjusted to allow for fair return on working capital and fixed assets, charges for core technology leverage and a return on goodwill and other intangibles. An appropriate risk-adjusted discount rate was selected to discount the net cash flows back to their present value. The discount rates selected for developed and in-process technology were 15% and 20%, respectively. These rates were calculated based upon an estimate of the cost of capital and the required rates of returns typical for companies at a similar stage of development. In the selection of these discount rates, consideration was given to the Weighted Average Cost of Capital ("WACC"), which was determined, in part, by using the Capital Asset Pricing Model. The discount rate utilized for the in-process technology was higher than Excel's WACC due to the risk of realizing cash flows from products that had yet to reach technological feasibility. The remaining identified intangibles will be amortized on a straight-line basis over four to ten years based upon the expected useful lives of developed technologies, retention of workforce and other intangible assets. If these projects are not developed, the Company may not realize the value assigned to the in-process research and development projects. In addition, the value of other acquired intangible assets may also become impaired.

     OTHER INCOME (EXPENSE). Other income (expense), which primarily includes interest income and interest expense, increased from $1.6 million in 1997 to $6.3 million in 1998. This increase was primarily derived from a larger average balance of invested cash and securities during 1998. In November 1997, the Company received approximately $87.1 million in net proceeds from an initial public offering of common stock.

     PROVISION FOR INCOME TAXES. The Company's effective rate for Federal and state income taxes was 39.0% and 42.5% for 1997 and 1998, respectively. The increase in the overall effective rate is primarily attributable to the effect of non-deductible goodwill, acquired in-process research and development related to the acquisition of XNT and a decrease in the effective state income tax rate provision.

FISCAL YEAR ENDED DECEMBER 27, 1997 COMPARED TO FISCAL YEAR ENDED DECEMBER 28, 1996

     REVENUES. Revenues increased 47.2% from $62.3 million in 1996 to $91.6 million for 1997. The increase resulted, in part, from the Company's continuing efforts to enhance the scalability, performance, capacity and functionality of its products through the modification and introduction of features and products. The increase in revenues also resulted from the introduction of new or expanded offerings by existing customers incorporating the Company's products, the expansion of customers' existing markets and the introduction of new applications by new and existing customers. In addition, revenues increased due to increased market penetration resulting from the efforts of the Company's expanded selling and marketing organizations.

     Revenues from the Company's five largest customers represented approximately 57% and 49% of the Company's revenues for 1996 and 1997, respectively. Comverse represented approximately 37% and 25% of the Company's revenues for these same periods, respectively.

     GROSS PROFIT. Cost of revenues increased 18.3% from $24.6 million in 1996 to $29.0 million for 1997. Gross margin increased from 60.6% in 1996 to 68.3% in 1997. The increase in gross margin was primarily attributable to lower component prices, changes in product mix and increased manufacturing efficiencies as the Company increased its production volume in 1997, all of which the Company estimates represents approximately four to five gross margin percentage points in 1997. In addition, gross margins for 1996 were negatively impacted by the introduction of the EXS switching system and related technology which resulted in valuation adjustments of certain existing inventory components, which the Company estimates represents approximately four of five gross margin percentage points in 1996.

     ENGINEERING, RESEARCH AND DEVELOPMENT. Engineering, research and development costs increased 30.1% from $12.3 million in 1996 to $16.1 million for 1997. As a percentage of revenues, these costs were 19.8% and 17.5%, respectively, in such periods. The increase in engineering, research and development costs in absolute dollars was primarily attributable to an increase in engineering and research personnel partially offset by decreases in the consumption of prototype supplies and materials. Engineering and research personnel increased from 81 employees at the end of 1996 to 120 employees at the end of 1997.

     SELLING AND MARKETING. Selling and marketing costs increased 86.4% from $7.9 million in 1996 to $14.8 million for 1997. As a percentage of revenues, these costs were 12.8% and 16.1%, respectively, in such periods. The increase in selling and marketing costs in absolute dollars was primarily attributable to an increase in sales, marketing and customer support personnel and an increase in trade show and promotional activities during 1997. Sales, marketing and customer support personnel increased from 61 employees at the end of 1996 to 91 employees at the end of 1997.

     GENERAL AND ADMINISTRATIVE. General and administrative costs increased 31.2% from $7.0 million in 1996 to $9.1 million for 1997. As a percentage of revenues, these costs were 11.2% and 10.0%, respectively, in such periods. The increase in general and administrative costs in absolute dollars was primarily attributable to an increase in general and administrative personnel from 40 employees at the end of 1996 to 54 employees at the end of 1997.

     OTHER INCOME (EXPENSE). Other income (expense) increased from ($294,000) in 1996 to $1.6 million in 1997. This increase was primarily attributable to an increase in interest income derived from larger balances of invested cash and securities.

     PROVISION FOR INCOME TAXES. The Company's effective rate for Federal and state income taxes was 40.1% and 39.0% for 1996 and 1997, respectively. The decrease in effective rates is primarily attributable to the utilization of certain tax credits and a decrease in the effective state income tax rate.

LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 1999, the Company's principal sources of liquidity consisted of its working capital of approximately $136.8 million, including cash, cash equivalents and marketable securities of approximately $126.4 million, and $15.0 million of funds available under a bank line of credit. On December 31, 1998, the Company had working capital of approximately $134.0 million and $120.5 million in cash, cash equivalents and marketable securities.

     Net cash provided by operations for the three months ended March 28, 1998 and March 31, 1999 totaled $5.0 million and $795,000, respectively. The decrease in 1999 was primarily the result of increases in accounts receivable and inventories. This decrease was offset by increases in profitability and the tax benefits associated with the exercise on non-qualified stock options.

     During the first quarter of 1999, the Company's accounts receivable increased $5.2 million from December 31, 1998. At December 31, 1998 accounts receivable increased $17.0 million from December 28, 1997. Management believes these increases are due to a number of factors including an increasing quarterly sales volume; the timing of order placements and shipments within the quarter; and an increase in sales to international customers and to network providers and other end-users. Sales to such customers typically result in longer payment terms than the Company historically has extended to its established customer base. During the first quarter of 1999, inventories increased approximately $3.8 million from December 31, 1998. During 1999, the Company introduced several component cards necessitating an increase in required inventory levels. In addition, the timing of the purchase and receipt of inventory components, prior to the end of the quarter, contributed to this increase in inventory. The Company expects these trends to continue as it seeks to increase revenues and further expand its business internationally and with network service providers.

     During 1996, 1997 and 1998, cash provided by operating activities totaled $4.8 million, $20.5 million and $21.0 million, respectively. The increase in 1997 was primarily attributable to increases in profitability, accounts payable and accrued expenses. The increase in 1998 was primarily attributable to $11.6 million tax benefit resulting from the exercise of common stock options and an increase in profitability. This increase was offset by an $16.6 million increase in accounts receivable.

     Net cash consumed in investing activities for the three months ended March 28, 1998 and March 31,1999 totaled $3.5 million and $15.3 million, respectively. The increase in the first quarter of 1999 primarily relates to an increase in the dollar amount of investments purchased in 1999 with maturity dates of ninety-one days or greater.

     The Company's investing activities consumed $4.5 million, $71.2 million and $9.0 million in 1996, 1997 and 1998, respectively. The increase in 1997 was primarily attributable to the net $66.9 million purchases of marketable securities largely due to the net proceeds received from the Company's initial public offering in November 1997. The decrease in 1998 was primarily attributable to the net proceeds of approximately $11.4 million received from the sale or maturity of marketable securities during 1998 as opposed to the net purchases of $66.9 million in marketable securities in 1997. Other significant contributing factors to this decrease included: an increase in expenditures totaling approximately $12.1 million related to the acquisition of property and equipment and the construction of a new building; and the $7.4 million paid, net of cash received, in connection with the acquisitions of XNT and Quantum.

     In October 1998, the Company initiated construction of an addition to connect two existing buildings. Construction is scheduled for completion by the end of the third quarter of 1999 at an estimated cost of approximately $7.0 million. Management anticipates that available cash resources will fund this construction.

     The Company's financing activities consumed $3.1 million in the three months ended March 28, 1998 and provided $9.1 million in the three months ended March 31, 1999. The increase during the 1999 period is primarily the result of proceeds received in connection with the Company's lease financing program. In addition, the 1998 period reflects the final payment of $3.1 million of bank loan obligations.

     The Company's financing activities provided $8.3 million and $96.9 million in 1996 and 1997 and consumed $2.8 million in 1998. During 1997, the Company received net proceeds of approximately $87.1 million from an initial public offering of common stock. During 1998, payments of $4.6 million on long-term debt obligations were offset by proceeds from the exercise of stock options of $1.6 million. In January 1998, the Company repaid all existing bank obligations totaling approximately $3.1 million under a Mortgage and Security Agreement, a promissory note payable and a Real Estate Promissory Note. In September 1998, the Company exercised an option for $875,000 to purchase a building under an existing capital lease arrangement. In connection with the acquisition of XNT and Quantum, the Company paid approximately $7.8 million and issued promissory notes totaling approximately $8.2 million. Such notes bear interest of 10% per annum and are payable at various dates through September 2001. Upon the occurrence of certain events, maturity of principal amounts may be accelerated or decelerated.

     In March 1999, the Company entered into an arrangement with a leasing company to enable the Company's customers to finance the purchase of Excel equipment. Under the terms of this arrangement, as amended, the Company has a recourse obligation in the amount of the greater of $1,000,000 or 20% of the aggregate net book value of annual equipment sales financed. In addition, the Company has a 100% recourse obligation for contracts funded for customers with certain credit ratings, as determined by the leasing company. During the first quarter of 1999, the Company sold approximately $7.9 million of equipment under this agreement to the leasing company. In addition, the Company sold to this leasing company an existing receivable of approximately $1.0 million. The Company's total recourse obligation at March 31, 1999 is approximately $8.5 million.

     In July 1999, the Company completed the acquisition of certain technology and assets. This technology included host-computer based software applications for the Excel programmable switching platforms. Consideration included cash payments of approximately $4.0 million, the issuance of promissory notes totaling approximately $7.4 million and the assumption of certain liabilities. Such notes bear interest of 8% per annum and are payable at various dates through January 2001. The Company will account for this acquisition as a purchase transaction and, accordingly, will allocate the purchase price to the fair value of assets acquired and liabilities assumed. Principal assets acquired include contract rights, property and equipment, existing technology and in-process research and development for which the Company will record a one-time charge in the third quarter. The Company is in the process of completing a valuation of the assets acquired in this transaction for purposes of purchase accounting with the assistance of an independent valuation consultant.

     The Company's unsecured line of credit arrangement with a bank provides up to $15.0 million in credit availability. Borrowings under this agreement bear interest, at the Company's discretion, at either the bank's base rate or the Eurodollar rate plus 1.75%. The agreement requires the Company to comply with certain financial covenants, including maintaining a ratio of liabilities to tangible net worth, a ratio of current assets to current liabilities and a minimum profitability covenant. The agreement also restricts the Company's ability to pay cash dividends. The Company was in compliance with these covenants as of March 31, 1999. The Company has not utilized funds under this line of credit since 1996. In June 1999, the bank extended the agreement's expiration date by 90 days to September 30, 1999. Prior to its expiration, the Company anticipates entering into a similar new or amended agreement.

     The Company does not have any other significant capital commitments and believes that available funds and cash generated from operations will be sufficient to meet the Company's working capital requirements for at least the next eighteen months. The Company plans to finance its long-term capital needs with available funds, together with available borrowings and cash flow from operations. To the extent that such funds are insufficient to finance the Company's activities, the Company may have to raise working capital through the issuance of additional equity or debt securities. However, such additional financial alternatives may not be available at such time or on acceptable terms.

YEAR 2000 READINESS DISCLOSURE STATEMENT

     Many currently installed computer systems and software products are designed to accept only two-digit entries in the date code field. As a result, they may have problems properly recognizing 1/1/00 as January 1, 2000. In less than a year, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" or "Y2K" requirements. Significant uncertainty exists in the computer software, hardware and telecommunications industries concerning the potential effects associated with the Year 2000 issue.

     The Company has instituted a program to review the Y2K compliance status of the Company's product offerings and the software and systems used in its internal business processes. Suppliers of the components that make up Excel's products, as well as service providers, are being contacted as part of the Company's Y2K assessment. In July 1998, Excel received ITAA*2000 certification from the Information Technology Association of America ("ITAA"). ITAA's review examined eleven discrete process areas deemed necessary for a successful Y2K conversion. ITAA's certification indicates that Excel meets the information technology's best software development practices for addressing the Year 2000 issue.

     The Company has integrated Y2K testing into the development process for all of its products. The Company has reviewed its entire EXS family of products, which includes the EXS, and the products formerly named the LNX and CSN. The Company believes that its entire EXS family of products is generally Y2K compliant. Accordingly, the use or occurrence of dates on or after January 1, 2000 and the occurrence of leap years will not affect the performance of the Company's products with respect to the ability of such products to correctly create, store, process and output information related to such date data. Excel's programmable switches are controlled by a host computer owned and operated generally by a customer or end user, and are typically integrated into telecommunication applications by application developers, original equipment manufacturers and system integrators or other third parties. Excel's switch software is embedded, real time software. By design, date values are rarely used in Excel's products. The Company found no discrepancies with Y2K or leap year date processing during its internal testing. Excel believes that the PCX product line will also function properly with a host computer using DOS version 6.22 and beyond. This belief is based on an engineering review and internal test results of the PCX product line.

     The Company has also reviewed the product offerings resulting from the acquisitions of XNT and Quantum for Y2K compliance and believes they are generally Y2K compliant. Prior to being acquired by Excel, both XNT and Quantum performed their own Y2K assessment. Quantum's products use a 4-digit date code and, therefore, have no known Y2K problems. Excel received test reports from XNT indicating that XNT's NT-based ADS software (from version 5.14.98 forward) had passed their internal Y2K testing. The testing of DOS-based ADS software was completed during the second quarter of 1999. Minor issues were identified, and customers affected are being notified.

     Prior to the RAScom acquisition, an internal assessment at RAScom identified that the majority of their products have no calendar or date functions and therefore have no Y2K exposure. The remaining RAScom products represent the integration of third party components. RAScom has received Y2K compliance statements for all but the high-density digital modems, which, to the best of RAScom's knowledge, have no date or calendar functions. RAScom has also run Y2K BIOS check programs against their RAServer 2100 and 2600 products, and again identified no Y2K issues. RAScom products and their related product development processes are currently being integrated into Excel's existing, ITAA-approved process for the development, test and release of products.

     Through discussions with suppliers and or reviews of publicly disclosed information, Excel also believes that its primary internal information systems used to support its operations (specifically, its ERP system and common office applications) are Y2K compatible. A Norton Y2K utility has been purchased and is being used to verify that all common office and desktop applications are Y2K complaint. The Company is in the process of upgrading non-Y2K compliant servers and workstations. This upgrade process is expected to be completed during the third quarter of 1999.

     The Company is in the process of contacting its major customers and critical suppliers of components, equipment and services to determine whether products and services obtained by the Company from such vendors or sold by the customer to third parties are Y2K compliant. The Company's suppliers and customers are under no contractual obligation to provide such information to the Company. The Company intends to continue its efforts to monitor the Y2K compliance of suppliers and major customers.

     Based on the information available to date, the Company believes it will be able to complete its Y2K compliance review and make modifications, if necessary, prior to the end of 1999. The Company is prioritizing its efforts to focus on Y2K discrepancies that would significantly impact operations. Nevertheless, to the extent the Company is relying on vendors or suppliers to notify Excel or resolve Y2K issues within their own products, the Company may experience delays in implementing such changes. If key systems, or a significant number of systems were to fail as a result of Y2K problems, the Company could incur substantial costs and disruption of its business, which would potentially have a material adverse effect on the Company's business and results of operations. In addition, because the Company purchases many critical components from single or sole-source suppliers, failure of any such supplier to adequately address issues relating to the Y2K problem in its own products or internal systems may have a material adverse effect on the Company's business, financial condition and results of operations.

     Because a majority of the Company's products have been sold through application developers, original equipment manufacturers and system integrators or other third parties, users of the Company's products may experience Y2K problems as a result of the integration of the Company's Y2K compliant products with non-compliant Y2K products of third party suppliers. In certain circumstances, the Company has warranted to customers that the use or occurrence of dates on or after January 1, 2000 will not adversely affect the performance of the Company's products with respect to the ability to create, store, process and output information related to such date data. If any of these customers experience Y2K problems, such customers could assert claims for damages against the Company.

     To date, the Company has not required a complete and separate budget for investigating and remedying issues related to Y2K compliance of the Company's own products or the software underlying systems used in its internal operations. The costs of Excel's Y2K initiative have been incorporated into existing workloads and budgets within the quality, engineering and information technology departments, and are not expected to be material to the Company's results of operations or financial position. Management will develop a contingency plan in the third quarter of 1999 based upon the results of Excel's supplier and customer readiness reviews. To the extent the Company has not adequately assessed its Y2K compliance, additional or significant Company resources may be spent on investigating and remedying Y2K issues and the expenditure of such resources may have a material adverse effect on the Company's business, financial condition and results of operations in the future.

BUSINESS

     INFORMATION CONTAINED IN THIS REPORT CONTAINS FORWARD-LOOKING STATEMENTS SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS, THAT CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY, SUCH AS "MAY," "WILL" "EXPECT," "ANTICIPATE," "BELIEVE," "PLAN," "INTEND," "COULD," "ESTIMATES," "IS BEING" OR "GOAL" OR OTHER VARIATIONS OF THESE TERMS OR COMPARABLE TERMINOLOGY. SUCH STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED. THE CAUTIONARY STATEMENTS MADE IN THIS REPORT SHOULD BE READ AS BEING APPLICABLE TO ALL FORWARD-LOOKING STATEMENTS WHENEVER THEY APPEAR IN THIS REPORT. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED IN THE RISK FACTORS SET FORTH UNDER "RISK FACTORS" AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN.

     Excel Switching Corporation is a leading provider of open switching platforms for telecommunications networks worldwide. The Company develops, manufactures, markets and supports a family of open, programmable, carrier-class switches that address the complex enhanced services and wireless and wireline infrastructure needs of network providers. Excel's products offer network providers the flexibility to address multiple market applications and the scalability to deploy a variety of system capacities. The Company's programmable switching platforms enable network providers to deliver improved networking functionality at a lower cost than purchasing, upgrading or reprogramming traditional, closed, central office switches.

     Excel offers a family of programmable switching platforms that are designed with distributed architecture and open software to maximize performance and provide multiple levels of programmability and redundancy. Excel's open switching platforms integrate with a wide variety of host computer systems, operating systems and application development environments. The Company's product family scales from approximately 100 to 30,720 ports. Using Excel's patented Programmable Protocol Language ("PPL"), application developers can customize the switching software to their unique requirements, allowing them to introduce new services and applications rapidly. As customer requirements evolve, the Excel platform can be upgraded without requiring extensive and complex programming changes to the underlying software.

     The Company sells to a variety of customers in the worldwide telecommunications market. Excel's customers integrate the Company's open, programmable switching platforms with their product offerings to address a variety of market applications for network providers, ranging from enhanced services such as voice messaging, one number services and prepaid debit cards, to wireless and wireline infrastructure services such as tandem, end-office, mobile switching centers, intelligent base station controllers and wireless local loop.

     On May 10, 1999, the Company acquired RAScom, Inc., a company founded in 1996, that developed, manufactured markets and supported a comprehensive line of open system remote access servers. The Company's management believes that the acquisition will expand Excel's addressable market by adding access and data capabilities to the Expandable Switching System (EXS) product line for the Internet Service Provider (ISP) and Competitive Local Exchange Carrier (CLEC) markets. Excel intends to integrate RAScom's remote access server technology with Excel's programmable switching technology. The introduction of an integrated solution is expected to make it possible for ISPs and CLECs to deploy an economical solution that meets their voice, signaling and data requirements.

     The integrated product is expected to give access providers the ability to offer reliable packet-oriented data services with circuit-based telecom services. This product is expected to eliminate the need for separate switching, SS7 gateways, packet routing and remote access systems, collapsing them all into a single, cost effective NEBS compliant platform. In addition, as part of Excel's ONE Architecture, Excel Partners will now be able to offer data services along with other enhanced services. The integration of RAScom personnel is expected to bring technical expertise to Excel in the areas of access, LAN routing, VPN and other emerging data technologies.

     Excel's products and technology are contained within the framework of Open Network Expansion Architecture ("ONE Architecture(TM)") which was introduced in February 1998. ONE Architecture is Excel's concept that its switching solutions provide an open, scalable and cost-effective solution for the telecommunication needs of network providers. ONE Architecture encompasses the existing family of switching products and related embedded software technologies described below.

EXCEL PRODUCT FAMILY

     The Company offers a family of open, programmable switching products for application developers, OEMs, systems integrators and network service providers. The Company's product family includes the EXS-2000 (formerly referred to as the LNX), a 2,048 port switching platform and the EXS-1000 (formerly referred to as the CSN), a 1,024 port switching platform. Multiple nodes of EXS-2000s or EXS-1000s can be easily linked to form an EXS system of up to 30,720 ports. The LNX and CSN product names have been changed to EXS-2000 and EXS-1000, respectively, to better reflect the continuity and common architecture shared across the entire EXS product line. All of the Company's EXS products can be used in a wide range of enhanced services and wireless and wireline infrastructure applications.

     All of Excel's switching products share a common embedded software architecture, allowing specific applications to run on any EXS platform, and are designed with multiple levels of redundancy. All EXS switching platforms share a set of common card components which include network interface line cards such as T1, E1 and J1 interfaces, and service resource cards such as multi-function Digital Signal Processors, Primary Rate ISDN, SS7, DASS2 and DPNSS. Excel's network interface line cards provide direct connectivity to, and ease of integration with, a variety of international signaling protocols. The service resource cards provide customers with a range of common channel signaling and switching applications, offering network providers the ability to control their applications and the flexibility to expand to other services or signaling protocols as needed. Multiple cards can be installed on a single chassis to manage various signaling and call control capabilities or to provide fault tolerant configurations. In addition, the Company offers network interface line cards and service resource cards separately to allow customers to upgrade or enhance previously deployed switching platforms.

     The EXS-2000 is a 2,048 port, non-blocking, open, programmable switching platform that provides high performance and fault tolerance in a small chassis. With all modules supporting redundant configurations, the EXS-2000 is designed for central office environments requiring a high level of reliability and ease of maintainability. The EXS-2000 can operate as a stand-alone switch or as a node in Excel's EXS switching system, currently supporting scalability up to 30,720 non-blocking ports. The EXS-2000 consists of the 2,048 port matrix card residing in a 20-slot chassis, a host interface and a fully configurable combination of network interface line and service resource cards. All EXS-2000 cards can be replaced while the system is operating ("hot-swappable"), providing ease of maintenance and upgrading without interruption of sThe predecessor to the EXS-2000, the XLDX, is a 1,536 port programmable platform first installed in a central office environment in 1988. XLDX systems are still supported by the Company for customers with an XLDX installed base.

     The EXS-1000 is a 1,024 port, non-blocking, open, programmable switching platform that provides the same features and scalability as the EXS-2000 but in a more compact chassis. The EXS-1000 utilizes the same common cards for network line interfaces and service resources as well as utilizes common channel signaling packet engines and host interfaces as the EXS-2000, with the same reliability features such as hot-swap ability and full redundancy. The EXS-1000 is suited for wireless and other applications where space constraints dictate the need for carrier-class switching within a compact chassis.

     The EXS system is an open, non-blocking system comprised of multiple EXS-2000 and or EXS-1000 programmable switching platforms distributed across EXNET, the Company's fiber optic expansion network. The current EXNET network can support up to 30,720 ports, encompassing combinations of EXS-2000s and or EXS-1000s. The patented EXS architecture is designed to allow further expansion beyond the current 30,720 ports. Parallel EXNET fiber networks can also be used to create fully redundant systems to ensure maximum availability and fault tolerance. Because each EXS node is a self-contained EXS-2000 or EXS-1000 switching platform, processing power can scale linearly as the system is expanded. Individual EXS-2000 or EXS-1000 nodes can be isolated and serviced without the entire system being brought out-of-service, providing ease of maintenance. Since each node can operate and process calls independently, total system reliability and availability is increased.

     The Company also offers another switching product, the PCX, which is designed for the customer premise equipment marketplace. The PCX is designed to provide a total solution in a small chassis and address the needs of midrange switching applications. The PCX is a PC-based, 512 port, non-blocking, open, programmable switching platform that supports the same programmable features and shares the same hardware and software architecture as the EXS-2000 and EXS-1000 platforms. With its PC-based platform, the PCX can support an internal host processor as well as internal voice processing resources. The PCX enables application developers to combine Excel's programmable switching features with industry-standard voice processing technology for a single, stand-alone solution. Although, sales of the PCX product were not significant in 1998 or 1999, the Company continues to supply PCX components and support the existing installed customer base.

     A unique aspect of Excel's distributed architecture is its embedded patented Selective Space Switching technology which allows the platform's internal bus to switch traffic between any input or output port, DSP, packet engine resource or EXNET Controller without losing critical port capacity. Unlike traditional switches, with Selective Space Switching technology, available port capacity is not compromised as additional modules are added. When resource modules are added, the platform's switching capacity increases, and its full non-blocking switch port capacity is retained.

     Unlike traditional, proprietary switches, Excel's programmable platforms share a common, open, embedded software architecture designed to be programmable by third parties. The open programmability of Excel's switching platforms is based on its Application Programming Interface ("API") and its patented Programmable Protocol Language ("PPL"). The API is a message-based protocol designed for communication between the programmable switching platform and the application software located on a host computer. Excel's open API allows the application software to access call processing control, configuration, maintenance and alarm reporting functions within the switch at a level that is not currently available in competitive products. The API also allows multiple host computers to attach to the EXS platform to provide multiple applications on a single platform or application load sharing architectures. Excel's API is embedded within the Company's switching product family.

     Excel's PPL is a patented technology that provides an easy and convenient mechanism for developers and operators to implement modifications without having to write complex software code. PPL provides a development environment at multiple programmable levels including the signaling protocol, call control and the supplementary service layers of the system software. PPL provides the customer greater control over their development of competitive custom service offerings and an ability to independently customize the switching platform to add functionality. Software, including protocols, is developed and modified using a graphical user interface development environment, requiring the user to have only limited software programming experience. PPL can be leveraged in the call control layer to customize the EXS API to match external application requirements. This allows developers to create their own host-to-switch API to optimize their applications and services. With PPL, support personnel can implement detailed changes to the switching software on site without using expensive equipment or requiring additional technical personnel. These benefits provide increased software maintainability while reducing development costs and eliminating customized work for Excel and its customers.

     Excel's EXS programmable switching platforms supports the worldwide telecommunications industry's Signaling System 7 ("SS7") requirements. All phone systems require signaling to supervise or monitor the circuit, alert for incoming calls and transmit routing and destination signals over the network. Excel's products are also used in the Intelligent Network (IN), via its SS7 products. Excel's SS7 provides a robust, high-reliability, scalable SS7 solution that supports multiple layers of the SS7 model. Because it uses PPL technology, Excel's SS7 is highly programmable. With Excel's SS7, developers can build custom IN services, enabling service providers to offer a wide variety of competitive services to their subscribers. Excel's SS7 products support both domestic and international standards, and enable the Excel switch to operate either as an Intelligent Peripheral (IP) or a Service Switching Point (SSP) in the Intelligent Network.

     The Company's PPL, API and Selective Space Switching software technology are embedded within the system software of the switching products. The Company also sells certain separate software tools and applications including a PPL toolkit which assists in the development of custom protocols and services, independent of the switch architecture.

     In September 1998, Excel acquired XNT Systems, Inc, a former Excel customer. Prior to the acquisition, XNT supplied network service providers with intelligent switch-control and comprehensive call-processing and control software applications that managed the underlying Excel switch platform. The acquired XNT technology enhances Excel's ability to offer its network service providers a turnkey infrastructure switching solution containing such service capabilities as tandem and end-office switching. In September 1998, the Company also acquired Quantum Telecom Solutions, Inc., a former Excel customer. Prior to the acquisition, Quantum provided its customers with software to configure and manage Excel switching platforms for use in networks. Both of these acquisitions provided Excel with switch-related technology and applications that increased both the functionality and the ease of programmability of the Excel switching platforms. On December 31, 1998, both acquired entities were merged into the Company.

     The RAScom family of products include open, remote access servers targeted to enterprise customers, Internet Service Providers (ISPs) and OEMs. Management believes these solutions provide the reliability and ease-of-use required for evolving remote access applications. Customers can leverage existing investments to deploy these solutions to minimize training, simplify administration and provide the flexibility to support emerging technology standards and business applications.

     The RAServer 2000 series addresses the need for reliable and scalable remote access servers for the enterprise networks and for ISPs. Enterprise customers can deploy network access to telecommuters, contractors, remote office workers and branch office installations by providing cost-effective consolidation of both analog and high-speed digital circuits. ISPs can deploy remote access and Virtual Private Network (VPN) services that leverage existing expertise in Windows NT and the PC platform. RAServers support concurrent access over both the Public Switched Telephone Network (PSTN) and the Internet. The RAServer family is scalable and provides support from as few as sixteen to up to 120 concurrent remote users in a single chassis. Since each RAServer runs on the Windows NT Server platform, they can serve as an open systems platform for integrating a combination of communications services, including routing, firewall, web caching, fax-out, dial-out and VoIP.

     Prior to the acquisition, both companies were engaged in a joint development project to integrate RAScom's remote access server technology with Excel's programmable switching technology. Management believes that this newly integrated voice and data solution can provide emerging and established carriers and access providers a multi-service access switching system to provide customers the ability to offer packed-oriented data services with circuit-based telecom services.

CUSTOMERS

     During 1998, the Company sold its products to more than 238 customers engaged in a variety of areas of the telecommunications industry. The Company's customers include application developers, OEMs, systems integrators and service providers. Approximately 19% of the Company's revenues in 1998 were derived from sales to QUALCOMM Incorporated and approximately 25% of the Company's revenues in 1997 were derived from sales to Comverse Network Systems (formerly Boston Technology, Inc.). No other customer accounted for greater than 10% of the Company's revenues for these periods. The primary end-users of the Company's products are public network providers, including LECs, IXCs, CLECs, wireless carriers, ISPs and PTTs. The Company's products also are used by a number of large corporations to satisfy specific telecommunications requirements.

CUSTOMER SERVICE, SUPPORT AND TRAINING

     The Company provides pre- and post-sales engineering services and has a technical assistance center that provides support and service by telephone. The Company offers a variety of engineering services such as customer application design review, protocol development, product training, performance testing and field support. The Company has a fully equipped training facility and provides a wide range of training courses to its customers, both on- and off-site. The Company also has a fully equipped applications lab with call traffic load capabilities where customers can test and verify new applications or enhancements to existing applications. The Company's technical assistance center provides telephone support and service on a 24-hour, seven-day-a-week basis. To ensure that the Company is providing quality support services, the Company has a formal customer satisfaction program which involves senior management review and regularly scheduled customer support surveys. In addition, Company personnel meet regularly with customers to discuss product quality and customer satisfaction.

     The Company provides a product warranty on its hardware products, which generally covers a period of 14 months from shipment. This warranty coverage includes technical assistance, as well as product repair or product replacement, depending upon the circumstances of the warranty claim. In late 1998, Excel began to offer a warranty on the software embedded within its products. This warranty covers a period of 90 days and provides that the Excel embedded software shall be free from certain defects. In addition, Excel began to offer its customers an option to purchase service and support contract covering post-sales support. These post-sales support agreements provide additional technical support and professional services such as training, application planning, design consultation and implementation assistance. Under these agreements, customers generally will be charged an annual fee based upon the level of support requested.

SALES AND MARKETING

     The Company has historically sold its products primarily to application developers, OEMs and systems integrators which incorporated the Company's products into their service and product offerings. During 1998, the Company began selling more of its products directly to service providers. The Company's principal marketing activities are to identify customers that could benefit from the Company's products, identify new markets for the Company's products and increase sales to existing customers.

     The sale of the Company's switching products is a multi-step and interdisciplinary process which can typically range from 12 to 24 months or more from initial customer contact to large-scale commercialization of a customer's application or service based on the Company's products. The initial evaluation stage, typically three to six months, is primarily the role of the Company's sales, marketing and engineering personnel, and members of the Company's senior management. The sales process involves educating potential customers on the functionality and benefits derived from using the Company's products. The next stage, which can involve members of both the Company's customer support and research and development organizations, involves providing the customer with the required training and technical support to integrate the Company's products into a new application or service. This stage of the sales process is generally the longest and is dependent upon an application or service provider's own internal application or service development program.

     The Company sells to its customers through its own sales force, from its headquarters, as well as from sales offices in California, Florida, Georgia, Illinois, Massachusetts, New Hampshire, Ohio and Texas. In addition, the Company has home-based sales representatives in Connecticut, Colorado and Maryland. The Company has foreign sales offices in Brussels, Belgium; Dortmund, Germany; and Tokyo, Japan. The Company currently has no other offices outside the United States, but is exploring the establishment of additional foreign sales offices in Europe and Asia. To date, the Company has no firm commitments to establish such international sales offices and there can be no assurance that the Company will actually open any foreign offices. In addition, the Company maintains an inside sales group, located at its headquarters, which is responsible for platform configuration and price quotations, order administration and telephone sales activities. In order to create awareness, market demand and sales opportunities, the Company engages in a number of marketing activities which include exhibiting products and customer applications at industry trade shows, advertising in selected publications aimed at targeted markets, public relations activities with trade and business press, publication of technical articles and the distribution of sales literature, technical specifications and documentation.

RESEARCH AND PRODUCT DEVELOPMENT

     Management believes that the Company's success will depend on its ability to develop and introduce in a timely fashion new products and enhancements to its existing products. The Company has in the past made, and intends to continue to make, significant investments in product and technological development. Extensive product development input is obtained through customers and the Company's monitoring of end-user needs and changes in the marketplace.

     The Company is focusing its development efforts on: providing enhanced functionality to its products including increased port capacity, reliability and performance; the development of network switching software; the integration of RAScom technology within the EXS; the improvement of third-party application integration including packet data technology such as VoIP, RAS and other protocols; and enhancement of development tools. These research and development projects are being designed to: enhance the Company's turnkey switching solution for use by network service providers; enhance the ability to integrate voice, data and media resources onto a single switching platform; and to enable customers to shorten their application development cycle thereby improving time-to-market and reducing initial investment in research and development.

     The Company may experience difficulties that could delay or prevent the successful development, introduction or marketing of such new products and enhancements. It is possible that new products and enhancements may not adequately meet the requirements of the marketplace and achieve market acceptance. Announcements of currently planned or other new product offerings by the Company or its competitors may cause customers to defer or cancel the purchase of existing Company products. The Company's inability to develop on a timely basis new products or enhancements to existing products, or the failure of such new products or enhancements to achieve market acceptance, could have a material adverse effect on the Company's business, financial condition and results of operations.

     The development of new, technologically advanced products is a complex and uncertain process requiring the accurate anticipation of technological and market trends. The introduction of new or enhanced products also requires the Company to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. There can be no assurance that the Company will successfully develop, introduce or manage the transition to new products. Furthermore, products such as those offered by the Company may contain undetected or unresolved errors when they are first introduced or as new versions are released. Despite extensive testing by the Company, errors may be found in new products or upgrades after commencement of commercial shipments, resulting in delays in or loss of market acceptance and sales, diversion of development resources, injury to the Company's reputation or increased service and warranty costs, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's engineering, research and development expenditures totaled approximately $12.3 million, $16.1 million, $26.4 million and $8.5 million during 1996, 1997 1998, and in the first quarter of 1999, respectively. During 1998, Excel incurred one-time charges totaling approximately $7.5 million for acquired in-process research and development relating to the acquisitions of XNT Systems, Inc. and Quantum Telecom Solutions, Inc. See "Management's Discussion and Analysis of Financial Condition" and "Notes to Supplemental Consolidated Financial Statements" for more detailed disclosures relating to these acquisitions.

     The Company performs most of its research and product development activities at its principal offices in Hyannis, Massachusetts. In addition, the Company performs research and product development activities in offices located in New Jersey and New Hampshire. The Company has maintained International Standard Organization (ISO) 9001 registration for quality assurance in design, production, installation and service since originally receiving ISO 9002 certification in 1996 and ISO 9001 certification in 1997.

MANUFACTURING

     The Company's manufacturing operations consist primarily of materials planning and procurement, final assembly, testing and quality control. The Company uses several independent manufacturers to provide certain printed circuit boards, chassis and subassemblies. The Company's manufacturing process enables it to configure its products to meet a wide variety of individual customer requirements. The Company plans to strengthen manufacturing capability both in its existing facilities and through expansion of activities with independent manufacturers. Future growth of the Company will require extension of existing internal and external manufacturing resources, hiring of additional technical personnel, improved coordination of supplier relationships with the Company's inventory ordering and management practices, and expansion of information systems to accommodate planned growth across these areas.

     Although the Company generally uses standard parts and components for its products, many critical components are purchased from sole or single source vendors for which alternative sources may not be currently available. Some of these components are available from only one supplier, for which there is no substitute at this time. Also, from time to time, Excel provides or resells various third party applications for use with its switching products. If supply of these components or third party applications should cease or become unavailable, the Company would be required to redesign its products or stop providing such applications with its products. Although the Company works closely with well-established vendors, the Company has no supply commitments from its vendors and generally purchases components on a purchase order basis as opposed to entering into long term procurement agreements with vendors. With respect to third party applications, the Company intends to enter into supply contracts to assure availability. To date, the Company has generally been able to obtain adequate supplies in a timely matter from its primary vendors or, when necessary to meet production needs, from alternate vendors. In addition, the Company has been able to maintain relationships with application developers who provide third party applications. The Company believes that, in most cases, alternate vendors can be identified if current vendors are unable to fulfill needs. However certain applications may be only available from a single developer. Delays or failure to identify an alternate vendor, if required, a reduction or interruption in supply, a significant increase in the price of components or the inability to maintain a relationship with a particular application developer would materially and adversely affect the Company's business, financial condition, results of operations and customer relationships.

COMPETITION

     The markets in which the Company competes are characterized by intense competition, with a large number of suppliers providing different types of products to different segments of such markets. The telecom industry has also been subject to rapid consolidation of equipment suppliers by larger telecom and data network service providers.

     The Company currently competes principally on the basis of: (i) the breadth of its products' features and benefits; (ii) the flexibility, scalability, quality, ease of use, reliability and cost effectiveness of its products; and
(iii) the Company's reputation and the depth of its expertise, customer service and support. While the Company believes that overall, it currently competes favorably with respect to these factors, there can be no assurance that the Company will be able to continue to do so.

     The Company competes or may compete directly or indirectly with the following categories of companies: (i) other manufacturers of programmable switches such as Cisco Systems, Inc. (primarily through its 1998 acquisition of Summa Four, Inc.), Redcom Laboratories, Inc. and Harris Corporation; (ii) large, well-established switch and telecommunications equipment manufacturers such as Alcatel Alsthom Compagnie Generale d'Electricite SA, Lucent Technologies Inc., Northern Telecom Limited, Siemens AG and Telefonaktiebolaget LM Ericsson; and
(iii) to a lesser degree, systems integrators and application developers whose switches are based on PC card-level products manufactured by companies such as Aculab Inc., Dialogic Corporation (to be acquired by Intel Corporation) and Natural MicroSystems Corporation. In addition, several smaller companies have begun recently to manufacture programmable switching platforms. Through the RAScom subsidiary, the Company competes or may compete directly or indirectly with the following categories of companies engaged in data communications: (1) large, well-established telecommunications equipment manufacturers such as 3Com Corporation, Cisco Systems, Inc. and Lucent Technologies Inc.; and (ii) several smaller manufacturers or remote access servers. Due to the rapidly evolving markets in which the Company competes, additional competitors with significant market presence and financial resources, including large telecommunications equipment manufacturers and computer hardware and software companies, may enter those markets, thereby further intensifying competition. Additionally, there can be no assurance that one or more of the Company's application developers will not begin to develop or market products in competition with the Company.

     Many of the Company's current and potential competitors have significantly greater financial, selling and marketing, technical, manufacturing and other resources than the Company. As a result, these competitors may be able to devote greater resources to the development, promotion, sale and support of their products than the Company. The Company, however, does not believe any of its competitors are currently dominant in its industry segment. Some of the Company's competitors currently offer financing alternatives to their customers. The Company has recently established a relationship with an independent leasing company to offer a financing alternative to some or all of Excel's customers. It is not certain that the financing alternative provided by this relationship will be on terms that are competitive with the financial offerings of the Company's competitors. It is not certain that the Company will be able to maintain such a relationship or offer such financing alternatives in the future. Moreover, these companies may introduce additional products that are competitive with those of the Company or enter into strategic relationships to offer complete solutions which the Company does not currently offer. It is unknown whether the Company's products would compete effectively with such products.

     The Company believes that its open, programmable switching platform, with the Company's patented Selective Space Switching technology and Programmable Protocol Language, offers its customers a competitive advantage for flexible, scaleable and cost-effective switching capabilities. Although the Company believes these technological features represent advantages over its competitors, maintaining these advantages will require continued investment by the Company in research and development, selling and marketing and customer service and support. In addition, as the Company enters new markets, distribution channels, technical requirements and levels and bases of competition may be different than those in the Company's current markets. Accordingly, it is uncertain whether the Company will be able to compete successfully against either current or potential competitors in the future.


INTELLECTUAL PROPERTY

     The Company relies upon a combination of patent, copyright and trademark and trade secret laws as well as confidentiality procedures and contractual restrictions to establish and protect its proprietary rights. The company has also entered into confidentiality and invention assignment agreements with its employees and consultants and enters into non-disclosure agreements with its suppliers, distributors and customers so as to limit access to and disclosure of its proprietary information. There can be no assurance such measures will be adequate to deter and prevent misappropriation of the Company's technologies or independent third-party development of similar technologies. The laws of certain foreign countries in which the Company's products are or may be developed, manufactured or sold may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of the Company's technology and products more likely.

     As of June 30, 1999, a total of 14 U.S. patents and 11 foreign patents have been issued to the Company. The Company has a total of 26 U.S. patent applications and 76 international and foreign national patent applications pending. The U.S. issued patents relate to various aspects of: (i) the architecture and division of call processing responsibility in the Company's PCX product; (ii) the design and internal construction of a rack-mountable chassis used with the Company's PCX product; (iii) the architecture of certain communications resource and I/O cards which may be used in conjunction with any of the Company's family of programmable switching platforms relating to the Company's Selective Space Switching technology; (iv) the PPL software which may be used, in conjunction with any of the Company's family of programmable switching platforms, to create or modify applications or communications protocols; (v) a line card redundancy arrangement for use in conjunction with the Company's EXS-2000 and EXS-1000 products; (vi) the architecture of and communication methods used with the Company's fiber optic expansion network, EXNET; and (vii) a universal application programming interface (API) used in the Company's products. The U.S. patents will expire at various times between the years 2008 and 2017. The Company also has two U.S. trademark registrations; six foreign trademark registrations; eight U.S. trademark applications; and 18 foreign trademark applications.

     The telecommunications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to the Company. The Company is presently involved in litigation with Cisco Systems, Inc. ("Cisco") where the Company has alleged infringement of certain of its patents and Cisco has filed counterclaims alleging breach of a confidentiality agreement and infringement of one of its patents. There can be no assurance that this litigation will be resolved in the Company's favor or on terms that are favorable to the Company. Cisco's counterclaims, if determined adversely to the Company, could have a material adverse effect on the Company's business, financial condition or results of operations (see "Risk Factors - Risks Associated with Litigation"). The Company has also from time to time received communications from other third parties asserting that the Company's products infringe or may infringe proprietary rights of such third parties. The Company generally believes that such claims, if determined adversely to the Company, would not have a material adverse effect on the Company's business, financial condition or results of operations.

     In its distribution agreements, the Company agrees to indemnify its customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. In certain limited instances, the amount of such indemnities may be greater than the revenues the Company may have received from the customer. In the event of litigation to determine the validity of any third-party claims, such litigation, whether or not determined in favor of the Company, could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel. In the event of an adverse ruling in such litigation, the Company might be required to discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses from third parties. There can be no assurance that licenses from third parties would be available on reasonable commercial terms, if at all. In the event of a successful claim against the Company and the failure of the Company to develop or license a substitute technology, the Company's business, financial condition and results of operations would be materially adversely affected. The Company changed its name from Excel Inc. to Excel Switching Corporation in September 1997. Searches performed on the term Excel have revealed several registrations and numerous uses of that term, and terms substantially similar to it, alone and in combination with other terms and designs. Accordingly, there can be no assurance that third parties will not assert trademark infringement claims relating to the name Excel Switching Corporation in the future.

EMPLOYEES

     As of March 31, 1999, the Company employed 456 persons, including 180 in engineering, research and development, 94 in selling and marketing, 115 in manufacturing and customer service and support and 67 in finance, administration and management information systems. None of the Company's employees are represented by collective bargaining arrangements, and the Company believes that its relations with its employees are good. The Company expects to hire additional management, engineering, finance, sales and marketing personnel over the next 12 to 18 months to accommodate anticipated domestic and international expansion. The hiring of additional personnel will place additional demands on management's ability to assimilate, direct and supervise a growing work force.
Accordingly, it is uncertain whether the Company will be successful in assimilating this growth in personnel.

     The Company's success depends to a significant degree upon the continuing contributions of its key management, sales, engineering, customer support and product development personnel. The loss of any of the key management or technical personnel could have a material adverse effect on the Company. The Company believes that its future success will depend in large part upon its ability to attract and retain highly-skilled managerial, sales, customer support and product development personnel. The Company has at times experienced and continues to experience difficulty in recruiting qualified personnel. Competition for qualified personnel in the Company's industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Failure to attract and retain key personnel could have a material adverse effect on the Company's business, financial condition and results of operations.


RISK FACTORS

     THIS REPORT CONTAINS STATEMENTS THAT ARE "FORWARD-LOOKING" STATEMENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER SIGNIFICANTLY FROM EXPECTATIONS. IN PARTICULAR, STATEMENTS CONTAINED IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF SUPPLEMENTAL CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS" WHICH ARE NOT HISTORICAL FACTS, INCLUDING, BUT NOT LIMITED TO, STATEMENTS REGARDING: THE ANTICIPATED ADEQUACY OF CASH RESOURCES TO MEET THE COMPANY'S WORKING CAPITAL REQUIREMENTS; ANTICIPATED REQUIREMENTS FOR THE ACCRUAL FOR SALES RETURNS AND ALLOWANCES; ANTICIPATED PAYMENT TERMS RELATING TO ACCOUNT RECEIVABLES; THE ANTICIPATED PROPORTION OF REVENUES TO BE DERIVED FROM A LIMITED NUMBER OF CUSTOMERS; ANTICIPATED EXPENDITURES AND COMPLETION DATES WITH RESPECT TO RESEARCH AND DEVELOPMENT AND THE EXPANSION OF MARKETING AND SELLING EFFORTS; STATEMENTS REGARDING THE COMPANY'S RECOURSE OBLIGATION UNDER ITS LEASE PROGRAM; UNANTICIPATED COSTS AND DIFFICULTIES ASSOCIATED WITH INTEGRATING THE OPERATIONS, PRODUCTS AND PERSONNEL OF ACQUIRED BUSINESSES, INCLUDING RASCOM; ANTICIPATED EXTENSION OF THE BANK LINE OF CREDIT AGREEMENT; STATEMENTS REGARDING THE SIZE OF THE EXPECTED ONE-TIME CHARGE FOR ACQUISITION-RELATED EXPENSES AND STATEMENTS REGARDING THE COMPANY'S READINESS FOR Y2K ARE FORWARD LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, AMONG OTHERS, THOSE RELATING TO FLUCTUATIONS IN RESULTS OF OPERATIONS, DEPENDENCE ON AND CONCENTRATION OF RELATIONSHIPS WITH APPLICATION DEVELOPERS, OEMS AND SYSTEMS INTEGRATORS, RISKS RELATING TO ACQUISITIONS AND THE INTEGRATION OF RASCOM AND OTHER RISKS IDENTIFIED IN THE COMPANY'S SEC FILINGS INCLUDING THOSE CONTAINED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 AND THOSE CONTAINED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 1999.


FLUCTUATIONS IN RESULTS OF OPERATIONS. The Company's results of operations have varied significantly in the past and may vary significantly in the future, on a quarterly and annual basis, as a result of a variety of factors, many of which are outside the Company's control. These factors include, without limitation:
(i) the timing and size of orders which are received and can be shipped in any particular period; (ii) the commercial success of the Company's products; (iii) delays in the introduction of products or product enhancements by the Company and the Company's ability to introduce new products and technologies on a timely basis; (iv) the financial stability of the Company's major customers; (v) the timing of new product introductions or announcements by the Company or its competitors; (vi) the availability of adequate supplies of key components and assemblies and the adequacy of third-party manufacturing capabilities; (vii) the seasonality of the placement of customer orders; (viii) the timing and nature of selling and marketing expenses such as tradeshows and advertising campaigns;
(ix) the timing of development expenditures and personnel changes; (x) the publication of opinions about the Company and its products, or its competitors or their products, by industry analysts; (xi) customer order deferrals in anticipation of product enhancements or new product offerings by the Company or its competitors; and (xii) customer cancellation of orders and the gain or loss of significant customers, including those due to industry combinations. Moreover, any downturn in general economic conditions could precipitate significant reductions in corporate spending for telecommunications infrastructure, which could result in delays or cancellations of orders for the Company's products. The Company's expense levels are relatively fixed and are based, in significant part, on expectations of future revenues. Consequently, if revenue levels are below expectations, expense levels could be disproportionately high as a percentage of revenues, and the Company's business, financial condition and results of operations would be materially adversely affected. The Company has historically operated with little backlog because the Company generally ships its products within 60 days of acceptance of an order. As a result, revenues in any quarter are substantially dependent on orders booked and shipped in that quarter and on sales by the Company's customers to end users.

     The Company has experienced significant fluctuations in revenues, expenses and results from operations from quarter to quarter, and such fluctuations are likely to continue. The Company typically receives more product orders and generates greater revenues in the fourth quarter. During the last several years, revenues in the first quarter have typically been lower than those recorded in the preceding fourth quarter. The Company believes that this concentration of order placements in specific quarterly periods is due to customers' buying patterns and budgeting cycles. A significant portion of the Company's revenues have been generated from a limited number of customers and it is difficult to predict the timing of future orders and shipments to these and other customers. The Company anticipates that its results of operations in any given period will continue to depend to a significant extent upon sales to a small number of customers.

     The Company also believes that the purchase of its products generally involves a significant commitment of a customer's capital resources. Therefore, any downturn in any customer's business could have a material adverse effect on the Company's revenues, business, financial condition and quarterly results of operations. In addition, the Company historically has recognized a large portion of its revenues from sales booked and shipped in the last month of a quarter such that the magnitude of quarterly fluctuations may not become evident until late in, or at the end of, a particular quarter. Because a number of the Company's individual orders are for significant amounts, the failure to ship a significant order in a particular quarter could materially adversely affect revenues and results of operations for such quarter. To the extent that significant sales occur earlier than expected, results of operations for subsequent quarters may be materially adversely affected. Due to these and other factors, the Company's quarterly revenues, expenses and results of operations could vary significantly in the future, and period-to-period comparisons should not be relied upon as indications of future performance. The Company's ability to increase its revenues in future periods, sustain its level of revenues in future periods or sustain its rate of revenue growth on a quarterly or annual basis cannot be assured.

     Due to all of the foregoing factors, it is possible that in some future quarter, the Company's results of operations will be below the expectations of public market analysts and investors. In such event, the market price of the Company's Common Stock would likely be materially adversely affected.

RISKS RELATING TO ACQUISITIONS. In May 1999, the Company acquired RAScom, Inc. During the fourth quarter of 1998, the Company acquired Quantum Telecom Solutions, Inc. and XNT Systems, Inc. The Company may also, from time to time, pursue the acquisition of other companies, assets, products and technologies. Acquisitions involve a number of operating risks that could materially adversely affect the Company's results of operations, including the diversion of management's attention to assimilate the operations, products and personnel of the acquired companies, the acquired company's existing customer and support obligations, the amortization of acquired intangible assets and the potential loss of key employees of the acquired companies. Furthermore, acquisitions may involve businesses in which the Company lacks experience. Because management and the Company have limited experience in acquisitions and integrating acquired companies or technologies into its operations, it is not certain that the Company will be able to manage present and future acquisitions successfully, or that the Company will be able to integrate the operations, products or personnel gained through any such acquisitions without a material adverse effect on the Company's business, financial condition and results of operations.

DIFFICULTY OF INTEGRATING TWO COMPANIES. In connection with the Company's recent acquisition of RAScom, Inc., the successful integration of the operations, personnel and product lines of the two companies is important to the future financial performance of the combined enterprise. The anticipated benefits of the acquisition may not be achieved unless, among other things, the operations of RAScom are successfully combined with those of the Company in a timely manner. The diversion of the attention of management, and any difficulties encountered in the transition process, could have an adverse impact on the revenues, financial condition and results of operations of the combined enterprise. Excel may not be able to successfully integrate RAScom and its services and products into the Company's operations. The inability of management to successfully integrate the operations of the companies could have a material adverse effect upon the business, financial condition and results of operations of the Company.

DIFFICULTY OF INTEGRATING RASCOM PRODUCT LINES. As part of its product plans following the acquisition of RAScom, Excel expects to be integrating RAScom's remote access technology with Excel's programmable switching technology for the enhanced services and wireless and infrastructure markets, as well as for small- and medium-sized Internet Service Providers. The integration by Excel of RAScom's product offerings may be costly, and result in unanticipated delays or difficulties with product integration, and require further development expenses and further expenditures for sales and marketing campaigns associated with advertising the new, complementary product offerings. There is no assuranc that the RAScom research and development team can be successfully assimilated with Excel's engineering personnel, or that the RAScom engineering personnel will continue to remain at Excel following the acquisition. Excel has no assurance that its existing customers will purchase the new RAScom product lines, once integrated, or that Excel will be able to attract new customers wit the added RAScom product capabilities.
While management believes that RAScom's technology enhances Excel's existing product offerings and expands its addressable markets, delays or difficulties associated with this product integration or the loss of RAScom engineering personnel could have a material adverse effect on Excel's business, financial condition and results of operations.

UNCERTAINTIES RELATING TO INTEGRATION OF OPERATIONS. The Company believes that the acquisition of RAScom will result in long-term strategic benefits. However, the realization of these benefits will depend on whether management can integrate the operations of the Company and RAScom in an efficient and effective manner. Among other things, the Company must integrate the respective companies' products, technologies, distribution channels and key personnel. Furthermore, the Company must coordinate the sales, marketing and engineering, research and development efforts of RAScom. The difficulties of integrating RAScom may be increased by the need to coordinate organizations with distinct cultures and widely dispersed operations. The effective integration of the various operations will depend on the ability of the Company to attract and retain key management, sales, marketing and engineering, research and development personnel. The integration of operations following the acquisition will require significant attention of management and thus may distract attention from other day-to-day operations of the Company.

NEED TO INTEGRATE AND RETAIN KEY EMPLOYEES OF RASCOM. The successful integration of RAScom, Inc. is dependent on the retention and integration of the key management, sales, marketing, engineering and other technical employees of RAScom. Competition for qualified personnel in the industries in which the Company and RAScom compete is very intense, and competitors may use aggressive tactics to recruit key employees of the Company and RAScom during the integration phase following the acquisition which could result in the loss of key employees. The loss of these key personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

NEED TO ATTRACT AND RETAIN QUALIFIED PERSONNEL TO REPLACE THE ATTRITION OF RASCOM PERSONNEL. In the period since the completion of the RAScom acquisition, some key personnel of RAScom have left. The successful integration of RAScom and its products and services depends in part on the Company's ability to attract and retain qualified individuals to replace such personnel. Competition for qualified personnel in the industries in which the Company and RAScom compete is very intense. Competitors can offer compensation packages that include equity compensation and other incentives that make it difficult for the Company to compete in hiring and retaining qualified replacement personnel. There can be no guarantee that the Company will be able to compete successfully in hiring and retaining qualified replacement personnel that will allow for the successful integration of the products, services and personnel of the two companies. Failure to hire and retain such qualified replacement personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

CONCENTRATION OF CUSTOMERS. During the three months ended March 31, 1999, the Company's five largest customers accounted for approximately 29% of the Company's revenues. During 1998's first quarter and fiscal 1998, the Company's five largest customers accounted for approximately 52% and 43.0%, respectively, of the Company's revenues. Although the Company's largest customers have varied from period to period and the customer base continues to broaden, the Company anticipates that its results of operations in any given period will continue to depend to a significant extent upon sales to a small number of customers. None of the Company's customers have entered into a long-term supply agreement requiring any of them to purchase a minimum amount of product from the Company. Revenues from the Company's largest customers may significantly fluctuate period to period on both an absolute dollar basis and as a percentage of sales. The Company anticipates that revenues in 1999 from the Company's largest customer of 1998, QUALCOMM Incorporated, will decrease from the previous two fiscal years on both an absolute dollar and percentage of sales basis. It is unknown whether the Company's principal customers will continue to purchase product from the Company at current levels, if at all, or whether the Company will be able to replace such purchases with sales to other customers. The loss of one or more major customers could have a material adverse effect on the Company's business, financial condition and results of operations.

HIGHLY COMPETITIVE MARKET. The market for telecommunications products is highly competitive and subject to rapid technological change. The telecom industry has also been subject to rapid consolidation of equipment and suppliers by larger telecom and data network service providers. The Company competes or may compete directly or indirectly with the following categories of companies: (i) other manufacturers of programmable switches such as Cisco Systems, Inc. (primarily through its recent acquisition of Summa Four, Inc.), Redcom Laboratories, Inc. and Harris Corporation; (ii) large, well-established switch and telecommunications equipment manufacturers such as Alcatel Alsthom Compagnie Generale d'Electricite SA, Lucent Technologies Inc., Northern Telecom Limited, Siemens AG and Telefonaktiebolaget LM Ericsson; and (iii) to a lesser degree, systems integrators and application developers whose switches are based on PC card-level products manufactured by companies such as Aculab Inc., Dialogic Corporation and Natural MicroSystems Corporation. In addition, the Company may be subject to competition from several smaller companies that have begun to manufacture programmable switching platforms as well as from emerging data communications equipment manufacturers. Due to the rapidly evolving markets in which the Company competes, additional competitors with significant market presence and financial resources, including large telecommunications equipment manufacturers and computer hardware and software companies, may enter those markets, thereby further intensifying competition. Additionally, one or more of the Company's application developers may begin to develop or market products in competition with the Company. Increased competition could result in price reductions and loss of market share which would materially adversely affect the Company's business, financial condition and results of operations. Many of the Company's current and potential competitors have significantly greater financial, selling and marketing, technical, manufacturing and other resources than the Company. Some of the Company's competitors currently offer financing alternatives to their customers. The Company has recently established a relationship with an independent leasing company to offer a financing alternative to some or all of Excel's customers. It is not certain that financing alternative provided by this relationship will be on terms that are competitive with the financial offerings of the Company's competitors. It is not certain the Company will continue to offer such financing alternatives in the future. Moreover, the Company's competitors may also foresee the course of market developments more accurately than the Company. Although the Company believes it has certain technological and other advantages over its competitors, realizing and maintaining such advantages will require a continued high level of investment by the Company in research and product development, marketing and customer service and support. It is not certain that the Company will have sufficient resources to continue to make such investments or that the Company will be able to make the technological advances necessary to compete successfully with its existing competitors or with new competitors.

YEAR 2000 COMPLIANCE. The Company has implemented a Year 2000 compliance program designed to ensure that the Company's computer systems and applications will function properly beyond 1999. The Company believes that adequate resources have been allocated for this purpose and expects the Company's Year 2000 date conversion programs to be completed on a timely basis. The Company does not expect to incur significant expenditures to address this issue. However, there can be no assurance that the Company will identify all Year 2000 problems in its computer and other systems in advance of their occurrence or that the Company will be able to successfully remedy any problems that are discovered. The expenses of the Company's efforts to address such problems, or the expenses or liabilities to which the Company may become subject as a result of such problems, could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the revenue stream and financial stability of existing customers may be adversely impacted by Year 2000 problems, which could cause fluctuations in the Company's revenues and operating profitability and which could have a material adverse effect on the Company's business, results of operations and financial condition.

     If key systems, or a significant number of systems were to fail as a result of Y2K problems, the Company could incur substantial costs and disruption of its business, which would potentially have a material adverse effect on the Company's business and results of operations. In addition, because the Company purchases many critical components from single or sole-source suppliers, failure of any such supplier to adequately address issues relating to the Y2K problem in its own products or internal systems may have a material adverse effect on the Company's business, financial condition and results of operations. In certain circumstances, the Company has warranted to customers that the use or occurrence of dates on or after January 1, 2000 will not adversely affect the performance of the Company's products with respect to the ability to create, store, process and output information related to such date data. If any of these customers experience Y2K problems, such customers could assert claims for damages against the Company. To the extent the Company has not adequately assessed its Y2K compliance, additional or significant Company resources may be spent on investigating and remedying Y2K issues and the expenditure of such resources may have a material adverse effect on the Company's business, financial condition and results of operations in the future.

DEPENDENCE ON RELATIONSHIPS WITH APPLICATION DEVELOPERS, OEMS AND SYSTEMS INTEGRATORS. The Company sells a significant amount of its products to, and maintains strategic relationships with, application developers, original equipment manufacturers and systems integrators which incorporate the Company's products into their service and product offerings. As a result, sales of the Company's products are dependent upon the continued market acceptance of the service and product offerings of the Company's customers. Although the Company maintains contractual relationships with a substantial number of its customers, such contracts do not provide for minimum purchase requirements, nor do they contain provisions requiring the exclusive purchase of the Company's products. The development of an application or service for the telecommunications market can involve a substantial amount of time and expense. The delay or failure of a customer's application development program incorporating the Company's products could delay or prevent expected sales of the Company's products. The inability or cessation of customers to integrate the Company's products into their service and product offerings, product development delays by application developers and other customers, lack of market acceptance of the service and product offerings of the Company's customers or a customer's decision to market products manufactured by a competitor of the Company, or the manufacture of such products themselves, would have a material adverse effect on the Company's business, financial condition and results of operations.

     Additionally, selling through indirect channels may limit the Company's information concerning the volume of products sold by the Company's customers to end users and the Company's contact with its end users. As a result, the Company's ability to forecast revenues accurately (notwithstanding the forecasts of its customers), evaluate end-user satisfaction and recognize emerging end-user requirements may be hindered.

RISKS RELATED TO LEASE FINANCING. In March 1999, the Company entered into an arrangement with a leasing company to enable the Company's customers to finance the purchase of Excel equipment. Under the terms of this arrangement, as amended, the Company has a recourse obligation in the amount of the greater of $1,000,000 or 20% of the aggregate net book value of annual equipment sales financed. In addition, the Company has a 100% recourse obligation for contracts funded for customers with certain credit ratings, as determined by the leasing company. It is not certain that the financing alternative provided by this relationship will be on terms that are competitive with the financial offerings of the Company's competitors. It is not certain the Company will continue to offer such financing alternatives in the future. Since Excel is obligated to guarantee certain payments to the leasing company, the default by one or more customers of their payment obligations to the leasing company under this program may have a material adverse impact on the Company's business, financial condition and results of operations. In addition, such default may have an adverse impact on the Company's ability to continue to offer such alternative financing to its customers.

DEPENDENCE ON SINGLE AND SOLE SOURCE SUPPLIERS AND THIRD-PARTY MANUFACTURERS. The Company purchases many critical component from single or sole source vendors and relies upon a limited number of independent manufacturers, some of which are small, privately-held companies, to provide certain components and assemblies made to the Company's specifications. In addition, from time to time Company relies upon certain third-party software application vendors to supply certain software applications used with the Company's switching products. The inability to develop alternative sources for these products or to obtain sufficient quantities of these products could result in delays or reductions in product shipments which could materially adversely affect the Company's business, financial condition and results of operations. In the event of a reduction or interruption of supply, a significant amount of time, in some cases as much as three to four months, could be required before the Company would begin receiving adequate supplies from such alternative suppliers. Further, in such event, the Company's business, financial condition and results of operations would be materially adversely affected. In addition, the manufacture of certain of these single or sole source components is extremely complex, and the Company's reliance on the suppliers of these components exposes the Company to potential production difficulties and quality variations, which could negatively impact cost and timely delivery of the Company's products. Certain components and applications are available from only one supplier, for which there is no substitute at this time. If supply of these components should cease, the Company would be required to redesign its products or stop providing such applications with its products. It is not certain that supply problems will not occur or, if such problems do occur, that satisfactory solutions would be available. The Company does not have long-term contracts with its suppliers and therefore it is not certain that these suppliers will continue to be able to produce these components or to meet the Company's requirements. Any significant interruption in the supply, or degradation in the quality, of any such component could have a material adverse effect on the Company's business, financial condition and results of operations.

     Although the Company generally requires its customers to submit quarterly forecasts of their needs, the Company's customers frequently require rapid delivery after placement of a purchase order. Because the Company does not maintain significant component inventories, a delay in shipment by a supplier could lead to lost sales. Lead times for materials and components may vary significantly and depend on factors such as specific supplier performance, contract terms and general market demand for components. If orders vary from forecasts, the Company may experience excess or inadequate inventory of certain materials and components. While the Company has not experienced shortages and allocations of these components to date, any shortages in the future, including those occasioned by increased sales, could result in delays in fulfillment of customer orders. Such delays, shortages and allocations could have a material adverse effect on the Company's business, financial condition and results of operations.

EVOLVING MARKET FOR TELECOMMUNICATIONS SERVICES AND RAPID TECHNOLOGICAL CHANGE. The Company's future success will depend on continued growth in the market for telecommunications services. The global telecommunications marketplace is evolving and it is difficult to predict its potential size or future growth rate. It is not known whether deregulation and continued improvements and expansions of infrastructure will continue to cause this market to grow or that increased regulation will not present barriers to the sales of existing or future products. In addition, telecommunications applications and infrastructure needs may emerge for which the Company's products are not designed. If this market fails to grow or grows more slowly or in a different direction than the Company currently anticipates, the Company's business, financial condition and results of operations could be materially adversely affected.

The telecommunications equipment market is also subject to rapid technological change, evolving industry standards and frequent new product introductions and enhancements that may render existing products obsolete. As a result, the Company's position in this market could erode rapidly due to unforeseen changes in product features and functions of competing products. The Company's growth and future results of operations will depend in part on its ability to respond to these changes by enhancing its existing products and developing and introducing, on a timely and cost-effective basis, new products and features to meet or exceed technological advances in the marketplace. The failure of the Company to respond to rapidly changing technologies could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO SALES TO END-USERS. The Company intends to increase the volume of sales to end-users over the next several periods. Although the Company's products have been distributed through indirect channels to end-users, the Company has limited experience in distributing directly to and directly supporting end-users. Sales to end-users are subject to a variety of risks, including increased costs to promote and market the products; to install and integrate products and support the customer base; increased warranty obligations and a longer sales cycle. Sales to end-users may also involve significant acceptance, performance and other milestone criteria, which may impact the timing of the revenue recognition. The installation of a complete system involves the integration of the Company's product with various third-party equipment and applications. Difficulties or delays in integration may result in delays in market acceptance and sales, diversion of development and management resources, injury to the Company's reputation or increased service and warranty costs, any of which could have a material adverse affect on the Company's business, financial condition and results of operations.

     Sales to end-users may require the Company to provide additional third-party components and software applications. The inability to obtain sufficient supplies of these components and applications could result in delays or reductions in product shipments which could materially adversely affect the Company's business, financial condition and results of operations. In order to meet the needs of network providers, the Company may be required to further develop or enhance its existing product offerings or acquire additional products and technologies from third parties. Such new products or enhancements may require the Company to obtain additional technical certification in telecom networks. Delays in product development and certification could materially adversely affect the Company's business, financial condition and results of operations.

CONCENTRATED PRODUCT FAMILY AND RISK OF NEW PRODUCT INTRODUCTIONS. The Company currently derives substantially all of its revenues from its family of open, programmable switching platforms and expects that this concentration will continue in the foreseeable future. As a result, any decrease in the overall level of sales of, or the prices for, open, programmable switching platforms due to product enhancements, introductions or announcements by the Company's competitors, a decline in the demand for open, programmable switches, product obsolescence, price competition, technological change or any other reason could have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition, the Company intends to continue to invest in product and technology development, including increasing port capacity and performance, the development of additional related software applications and tools, the improvement of third-party application integration and the continued provision of updated product features and enhancements. The Company may experience difficulties that could delay or prevent the successful development, introduction or marketing of such new products and enhancements. It is not known whether the Company's new products and enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. Announcements of currently




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

planned or other new product offerings by the Company or its competitors may cause customers to defer or cancel the purchase of existing Company products. The Company's inability to develop on a timely basis new products or enhancements to existing products, or the failure of such new products or enhancements to achieve market acceptance, could have a material adverse effect on the Company's business, financial condition and results of operations.

     The development of new, technologically advanced products is a complex and uncertain process requiring the accurate anticipation of technological and market trends. The introduction of new or enhanced products also requires the Company to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. It is not certain that the Company will successfully develop, introduce or manage the transition to new products. Furthermore, products such as those offered by the Company may contain undetected or unresolved errors when they are first introduced or as new versions are released. Despite extensive testing by the Company, errors may be found in new products or upgrades after commencement of commercial shipments, resulting in delays in or loss of market acceptance and sales, diversion of development resources, injury to the Company's reputation or increased service and warranty costs, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

MANAGEMENT OF GROWTH, HIRING OF ADDITIONAL PERSONNEL AND DEPENDENCE ON KEY PERSONNEL. The Company has experienced growth in revenues and expansion of its operations. During the previous eighteen months, the Company has established operations internationally and has completed four acquisitions of existing companies and/or assets. During this time, the number of the Company personnel has significantly increased. All of these activities have placed significant demands on the Company's management, engineering and administrative staff and facilities. The Company continues to implement additional financial and management procedures that the Company believes will address increasing demands on resources. However, the Company believes that further improvements in management and operational controls are needed, and will continue to be needed, to manage any future growth. Continued growth will also require the Company to hire more engineering, selling and marketing and administrative personnel, expand customer support capabilities, expand the infrastructure of its international operations, expand management information systems and improve its inventory management practices. The Company has at times experienced, and continues to experience, difficulty in recruiting qualified personnel. Recruiting qualified personnel is an intensely competitive and time-consuming process. It is not certain whether the Company will be able to attract and retain the necessary personnel to accomplish its growth strategies or that it will not experience constraints that will adversely affect its ability to satisfy customer demand in a timely fashion or to support satisfactorily its customers and operations. If the Company's management is unable to manage growth effectively, the Company's business, financial condition and results of operations could be materially adversely affected.

     While the Company believes its current and planned facilities are adequate to meet its needs through the next 12 months, future growth may require the Company to obtain additional or alternative facilities. Due to the limited supply of suitable additional or alternative office and manufacturing space in the Cape Cod, Massachusetts area, there can be no assurance that such space can be leased or acquired without substantial required renovations. Relocation of any segment of the Company's operations may disrupt business and have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the local permitting and variance procedures for the renovation or construction of buildings in the Cape Cod area is more onerous than found in metropolitan areas. Accordingly, the Company may be required to devote significant resources in the future to the permitting and renovation of additional facilities or in relocating some or all of the Company's facilities.

     The Company's success depends to a significant degree upon the continued contributions of its President, Chief Executive Officer and principal stockholder, Robert P. Madonna, and its key management, engineering, selling and marketing and manufacturing personnel, many of whom would be difficult to replace. The Company does not have employment contracts with its key personnel. The loss of the services of any key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly software engineers, could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH INTERNATIONAL SALES. In the first quarter of 1999, direct sales to customers located outside of the United States accounted for approximately 30% of the Company's revenues. However, the Company sells a significant amount of its products to application developers, OEMs and systems integrators located within the United States which market products and services based on the Company's products worldwide. The Company intends to further expand its operations outside the United States and enter additional international markets, which will require significant management attention and financial resources. International sales are subject to a variety of risks, including difficulties in establishing and managing international distribution channels, in servicing and supporting products sold outside the United States and in translating products and related materials into foreign languages. International operations are also subject to difficulties in collecting accounts receivable, staffing and managing personnel and enforcing intellectual property rights. Other factors that can adversely affect international operations include fluctuations in the value of foreign currencies and currency exchange rates, changes in import/export duties and quotas, introduction of tariff or non-tariff barriers and economic or political changes in international markets. Any inability to obtain foreign regulatory approvals on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. If the Company's international sales increase, its revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower levels of sales which typically occur during the summer months in Europe and other parts of the world. It is not certain that these factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH LITIGATION. The Company is currently involved in litigation with Cisco Systems, Inc. ("Cisco") where the Company has alleged infringement of certain of its patents and Cisco has filed counterclaims alleging breach of a certain confidentiality agreement and infringement of one of its patents. The litigation is in the early stages of discovery. There can be no assurance that this litigation will ultimately be resolved in favor of the Company or on terms that are favorable to the Company. The Company could incur substantial costs, product shipment delays or restrictions, and diversion of management resources in defending, pursuing and resolving these claims and counterclaims. Cisco has substantially greater financial resources to underwrite the cost of litigation and is in a better position to underwrite protracted litigation. The Company might also be subject to injunctive or other equitable relief preventing it from selling or delivering its product, or it might be required to pay substantial damages awards or enter into licensing or royalty arrangements to resolve these claims and counterclaims. Any of the foregoing could have a material adverse effect on the Company's business, results of operations and financial condition.

LENGTH OF SALES CYCLE. The time between the date of initial contact with a potential customer and large-scale commercialization of a new customer application or system based on the Company's products is often lengthy, typically ranging from 12 to 24 months or more, and is subject to delays over which the Company has little or no control, including customers' budgetary constraints, customers' internal acceptance reviews, the success and continued internal support of customers' own development efforts, and the possibility of cancellation of projects by customers. Although the Company attempts to develop its products with the goal of shortening the time to market of its customers' products, the timing of the commercialization of a new customer application or service based on the Company's products is primarily dependent on the success and timing of a customer's own internal development program. Delays can also be caused by late deliveries by other vendors, changes in implementation priorities and slower than anticipated growth in demand for the services that the Company's products support. A delay in, or cancellation of, the sale of the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations and cause the Company's results of operations to vary significantly from quarter to quarter.

DEPENDENCE ON PROPRIETARY RIGHTS. The Company's success and its ability to compete are dependent, in part, upon its proprietary rights. The Company relies primarily on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions to establish and protect its proprietary rights. It is not known whether such measures will be adequate to protect the Company's proprietary rights. Further, the Company may be subject to additional risks as it enters into transactions in countries where intellectual property laws are not well developed or are difficult to enforce. Legal protections of the Company's proprietary rights may be ineffective in such countries. Litigation to defend and enforce the Company's intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations, regardless of the final outcome of such litigation. Despite the Company's efforts to safeguard and maintain its proprietary rights both in the United States and abroad, it is not known whether the Company will be successful in doing so or that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of the Company's technology or to prevent an unauthorized third party from copying or otherwise obtaining and using the Company's products or technology. There also can be no guarantees that others will not independently develop similar technologies or duplicate any technology developed by the Company. Any such events could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has entered into agreements with a small number of its customers requiring the Company to deposit its source code and, on occasion, manufacturing blueprints, tooling diagrams and production specifications, in escrow with a third party. These escrow agreements typically provide that these customers have a non-exclusive, limited right to use such code and other materials in the event that there is a bankruptcy proceeding by or against the Company, if the Company ceases to conduct business or if the Company defaults on its support obligations. The use of such agreements may increase the likelihood of misappropriation by third parties.

     As the number of entrants to the Company's markets increases and the functionality of the Company's products increases and overlaps with the products of other companies, the Company may become subject to claims of infringement or misappropriation of the intellectual property rights of others. In its distribution agreements, the Company agrees to indemnify its customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. In certain limited instances, the amount of such indemnities may be greater than the revenues the Company may have received from the customer. There can be no guarantee that third parties will not assert infringement or misappropriation claims against the Company in the future with respect to current or future products. Any claims or litigation, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to the Company, if at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company changed its name from Excel Inc. to Excel Switching Corporation in September 1997. Searches performed on the term Excel have revealed several registrations and numerous uses of that term, and terms substantially similar to it, alone and in combination with other terms and designs. Accordingly, there can be no guarantee that third parties will not assert trademark infringement claims relating to the name Excel in the future.

COMPLIANCE WITH REGULATIONS AND EVOLVING INDUSTRY STANDARDS. The market for the Company's products is characterized by the need to meet a significant number of communications regulations and standards, some of which are evolving as new technologies are deployed. In the United States, the Company's products must comply with various regulations including those promulgated by the Federal Communications Commission and standards established by Underwriters Laboratories and Bell Communications Research. Furthermore, there are regulations and standards imposed by various foreign countries where the Company's products are installed. The failure of the Company's products to comply, or delays in compliance, with the various existing and evolving industry regulations and standards could delay the introduction of the Company's products. Moreover, the enactment by federal, state or foreign governments of new laws or regulations, changes in the interpretation of existing laws or regulations or a reversal of the trend toward deregulation in the telecommunications industry could materially adversely affect the Company's customers, and thereby materially adversely affect the Company's business, financial condition and results of operations.


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


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(A) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED. The financial statements required in response to this item are the Consolidated Financial Statements of RAScom, Inc. and Subsidiary as of December 31, 1998 and the unaudited Consolidated Financial Statements of RAScom, Inc. and Subsidiary as of March 31, 1999, attached as Exhibit 99.3 to this report on Form 8-K/A and herein incorporated by reference.

(B) PRO FORMA FINANCIAL INFORMATION. The financial statements required in response to this item are the Supplemental Consolidated Financial Statements of Excel Switching Corporation as of December 27, 1997 and December 31, 1998 and the unaudited Supplemental Consolidated Financial Statements of Excel Switching Corporation as of March 31, 1999, attached as Exhibit 99.4 to this report on Form 8-K/A and herein incorporated by reference.

(c)   EXHIBITS.

        NO.   DESCRIPTION
        ---   -----------
        2.1   Agreement and Plan of Merger and Reorganization dated as of
              April 15, 1999, by and among Excel Switching Corporation,
              Racepoint Acquisition Corp., RAScom, Inc., the shareholders of RAScom, Inc. and Mark B. Galvin as Indemnification
              Representative (filed as Exhibit 2.1 to the original Report on Form 8-K dated May 10, 1999 and filed with the Commission on May 25, 1999 and hereby incorporated by reference).

        2.2 Amendment No. 1 to the Agreement and Plan of Merger and Reorganization dated as of May 7, 1999, by and among Excel Switching Corporation, Racepoint Acquisition Corp., RAScom, Inc., those shareholders of RAScom, Inc. that are signatories thereto, and Mark B. Galvin as Indemnification Representative (filed as Exhibit 2.2 to the original Report on Form 8-K dated May 10, 1999 and filed with the Commission on May 25, 1999 and hereby incorporated by reference).

        4.1 Escrow Agreement dated as of May 10, 1999, by and among Excel Switching Corporation, Racepoint Acquisition Corp., RAScom, Inc., State Street Bank and Trust Company, the shareholders of RAScom, Inc. and Mark B. Galvin as Indemnification Representative (filed as Exhibit 4.1 to the original Report on Form 8-K dated May 10, 1999 and filed with the Commission on May 25, 1999 and hereby incorporated by reference).

        4.2 Side Letter Agreement dated as of May 10, 1999 by and among Excel Switching Corporation, Racepoint Acquisition Corp., RAScom, Inc., State Street Bank and Trust Company and Mark B. Galvin as Indemnification Representative (filed as Exhibit 4.2 to the original Report on Form 8-K dated May 10, 1999 and filed with the Commission on May 25, 1999 and hereby incorporated by reference).

        4.3 Registration Rights Agreement, dated as of May 10, 1999, between the shareholders of RAScom that are signatories thereto and Excel Switching Corporation (filed as Exhibit 4.3 to the original Report on Form 8-K dated May 10, 1999 and filed with the Commission on May 25, 1999 and hereby incorporated by reference).

       23.1   Consent of Arthur Andersen LLP (filed herewith).

       27.1 Restated Financial Data Schedule for the fiscal years 1996, 1997 and 1998 and for the three months ended March 28, 1998 and March 31, 1999 (filed herewith).

       99.1 Press Release of Excel Switching Corporation, dated May 11, 1999, announcing the consummation of the Merger (filed as Exhibit 99.1 to the original Report on Form 8-K dated May 10, 1999 and filed with the Commission on May 25, 1999 and hereby incorporated by reference).

       99.2 Press Release of Excel Switching Corporation dated April 15, 1999 announcing the acquisition of RAScom, Inc. by Excel Switching Corporation (filed as Exhibit 99.1 to the Report on Form 8-K, dated April 15, 1999 and filed with the Commission on April 23, 1999).

       99.3 Consolidated Financial Statements of RAScom, Inc. and Subsidiary as of December 31, 1998 and the unaudited the Consolidated Financial Statements of RAScom, Inc. and Subsidiary as of
              March 31, 1999 (filed herewith).

       99.4 Supplemental Consolidated Financial Statements of Excel Switching Corporation as of December 27, 1997 and December 31, 1998 and the unaudited Supplemental Consolidated Financial Statements of Excel Switching Corporation as of March 31, 1999 (filed herewith).

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          EXCEL SWITCHING CORPORATION

Dated:  July 23, 1999                     By: /s/ Christopher Stavros
                                             -----------------------------
                                              Christopher Stavros
                                              Vice President and General Counsel

                                  EXHIBIT INDEX

   EXHIBIT
     NO.       DESCRIPTION
    ----       -----------
     2.1       Agreement and Plan of Merger and Reorganization dated as of April
               15, 1999, by and among Excel Switching Corporation, Racepoint
               Acquisition Corp., RAScom, Inc., the shareholders of RAScom, Inc.
               and Mark B. Galvin as Indemnification Representative (filed as
               Exhibit 2.1 to the original Report on Form 8-K dated May 10, 1999 and filed with the Commission on May 25, 1999 and hereby incorporated by reference).

     2.2 Amendment No. 1 to the Agreement and Plan of Merger and Reorganization dated as of May 7, 1999, by and among Excel Switching Corporation, Racepoint Acquisition Corp., RAScom, Inc., those shareholders of RAScom, Inc. that are signatories thereto, and Mark B. Galvin as Indemnification Representative (filed as
               Exhibit 2.2 to the original Report on Form 8-K dated May 10, 1999 and filed with the Commission on May 25, 1999 and hereby incorporated by reference).

     4.1 Escrow Agreement dated as of May 10, 1999, by and among Excel Switching Corporation, Racepoint Acquisition Corp., RAScom, Inc., State Street Bank and Trust Company, the shareholders of RAScom, Inc. and Mark B. Galvin as Indemnification Representative (filed as Exhibit 4.1 to the original Report on Form 8-K dated May 10, 1999 and filed with the Commission on May 25, 1999 and hereby incorporated by reference).

     4.2 Side Letter Agreement dated as of May 10, 1999 by and among Excel Switching Corporation, Racepoint Acquisition Corp., RAScom, Inc., State Street Bank and Trust Company and Mark B. Galvin as Indemnification Representative (filed as Exhibit 4.2 to the original Report on Form 8-K dated May 10, 1999 and filed with the Commission on May 25, 1999 and hereby incorporated by reference).

     4.3 Registration Rights Agreement, dated as of May 10, 1999, between the shareholders of RAScom that are signatories thereto and Excel Switching Corporation (filed as Exhibit 4.3 to the original Report on Form 8-K dated May 10, 1999 and filed with the Commission on May 25, 1999 and hereby incorporated by reference).

    23.1       Consent of Arthur Andersen LLP (filed herewith).

    27.1 Restated Financial Data Schedule for the fiscal years 1996, 1997 and 1998 and for the three months ended March 28, 1998 and March 31, 1999 (filed herewith).

    99.1 Press Release of Excel Switching Corporation, dated May 11, 1999, announcing the consummation of the Merger (filed as Exhibit 99.1 to the original Report on Form 8-K dated May 10, 1999 and filed with the Commission on May 25, 1999 and hereby incorporated by reference).

    99.2 Press Release of Excel Switching Corporation dated April 15, 1999 announcing the acquisition of RAScom, Inc. by Excel Switching Corporation (filed as Exhibit 99.1 to the Report on Form 8-K, dated April 15, 1999 and filed with the Commission on April 23,
               1999).

    99.3 Consolidated Financial Statements of RAScom, Inc. and Subsidiary as of December 31, 1998 and the unaudited the Consolidated Financial Statements of RAScom, Inc. and Subsidiary as of March 31, 1999 (filed herewith).

    99.4 Supplemental Consolidated Financial Statements of Excel Switching Corporation as of December 27, 1997 and December 31, 1998 and the unaudited Supplemental Consolidated Financial Statements of Excel Switching Corporation as of March 31, 1999 (filed herewith).